EXHIBIT 99.1

AGREEMENT

DATED AS OF June 9, 2016

among

HEXCEL CORPORATION,

and

HEXCEL HOLDINGS LUXEMBOURG S.À R.L.,

as Borrowers,

THE LENDERS LISTED HEREIN,

as Lenders,

CITIZENS BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CITIZENS BANK, NATIONAL ASSOCIATION, MERRILL LYNCH, PIERCE, FENNER &

SMITH INCORPORATED and WELLS FARGO SECURITIES, LLC,

Joint Book Managers and Joint Lead Arrangers,

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

and

SUMITOMO MITSUI BANKING CORPORATION, SUNTRUST BANK,

TD BANK, N.A. and U.S. BANK, NATIONAL ASSOCIATION,

as Documentation Agents

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.1	Certain Defined Terms.	1
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.	33
1.3	Other Definitional Provisions and Rules of Construction.	33
1.4	Exchange Rates; Currency Equivalents.	35
1.5	Additional Alternative Currencies.	35
1.6	Change of Currency.	36
1.7	Letter of Credit Amounts.	37

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	37

2.1	Commitments; Making of Loans; the Register; Optional Notes.	37
2.2	Interest on the Loans.	45
2.3	Fees.	50
2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Payments Under Guaranty.	51
2.5	Use of Proceeds.	58
2.6	Special Provisions Governing Eurocurrency Rate Loans.	58
2.7	Increased Costs; Taxes; Capital Adequacy.	61
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.	67
2.9	Replacement of a Lender.	68
2.10	Incremental Term Loan Commitments and Revolving Loan Commitments.	69
2.11	Cash Collateral.	70
2.12	Defaulting Lenders.	72

SECTION 3.	LETTERS OF CREDIT	74

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.	74
3.2	Letter of Credit Fees.	76
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.	77
3.4	Obligations Absolute.	80
3.5	Nature of Issuing Lenders’ Duties.	81

SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	82

4.1	Conditions to Initial Revolving Loans and Swing Line Loans.	82
4.2	Conditions to All Loans.	84
4.3	Conditions to Letters of Credit.	85

i

SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	86

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.	86
5.2	Authorization of Borrowing, etc.	86
5.3	Financial Condition.	87
5.4	No Material Adverse Change.	87
5.5	Title to Properties; Liens; Intellectual Property.	87
5.6	Litigation; Adverse Facts.	88
5.7	Payment of Taxes.	88
5.8	[Reserved].	89
5.9	Governmental Regulation.	89
5.10	Securities Activities.	89
5.11	Employee Benefit Plans.	89
5.12	Certain Fees.	90
5.13	Environmental Protection.	90
5.14	Solvency.	91
5.15	Anti-Corruption Laws.	91
5.16	Disclosure.	91
5.17	EEA Financial Institution.	92
5.18	Foreign Assets Control Regulations, etc.	92
5.19	Representations as to Co-Borrower.	92

SECTION 6.	COMPANY’S AFFIRMATIVE COVENANTS	93

6.1	Financial Statements and Other Reports.	94
6.2	Existence, Etc.	97
6.3	Payment of Taxes and Claims; Tax.	98
6.4	Maintenance of Properties; Insurance.	98
6.5	Inspection Rights; Lender Meeting.	99
6.6	Compliance with Laws, etc.	99
6.7	Environmental Matters.	99
6.8	Reserved.	101
6.9	Reserved.	101
6.10	Reserved.	101
6.11	Approvals and Authorizations.	101

SECTION 7.	COMPANY’S NEGATIVE COVENANTS	101

7.1	Indebtedness.	101
7.2	Liens.	103
7.3	[Reserved].	105
7.4	Contingent Obligations.	105
7.5	[Reserved].	106

7.6	Financial Covenants.	106
7.7	Restriction on Fundamental Changes; Asset Sales.	106
7.8	Foreign Assets Controls.	108
7.9	Transactions with Shareholders and Affiliates.	108
7.10	[Reserved].	108
7.11	Conduct of Business.	108
7.12	[Reserved].	108
7.13	Fiscal Year.	108

SECTION 8.	EVENTS OF DEFAULT	109

8.1	Failure to Make Payments When Due.	109
8.2	Default in Other Agreements.	109
8.3	Breach of Certain Covenants.	109
8.4	Breach of Warranty.	109
8.5	Other Defaults Under Loan Documents.	109
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	110
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	110
8.8	Judgments and Attachments.	110
8.9	Dissolution.	111
8.10	Employee Benefit Plans.	111
8.11	Change in Control.	111
8.12	Invalidity of Loan Documents; Repudiation of Obligations.	111

SECTION 9.	ADMINISTRATIVE AGENT	112

9.1	Appointment.	112
9.2	Powers and Duties; General Immunity.	112
9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.	114
9.4	Right to Indemnity.	114
9.5	Resignation of Agents; Successor Administrative Agent, Issuing Lender and Swing Line Lender.	115
9.6	Guaranty.	117
9.7	Duties of Other Agents.	117
9.8	Administrative Agent May File Proofs of Claim.	117
9.9	Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements.	118
9.10	Exculpatory Provisions.	118
9.11	Reliance by Administrative Agent.	119

SECTION 10.	MISCELLANEOUS	120

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.	120
10.2	Expenses.	126
10.3	Indemnity.	127

10.4	Set-Off.	128
10.5	Ratable Sharing.	128
10.6	Amendments and Waivers.	129
10.7	Independence of Covenants.	131
10.8	Notices; Effectiveness of Signatures.	131
10.9	Survival of Representations, Warranties and Agreements.	133
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative; Enforcement.	133
10.11	Marshalling; Payments Set Aside.	134
10.12	Severability.	134
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.	134
10.14	Applicable Law.	135
10.15	Construction of Agreement; Nature of Relationship.	135
10.16	Consent to Jurisdiction and Service of Process.	136
10.17	Waiver of Jury Trial.	136
10.18	Confidentiality.	137
10.19	Counterparts; Effectiveness.	138
10.20	Electronic Execution of Assignments and Certain Other Documents.	138
10.21	Judgment Currency.	139
10.22	USA Patriot Act.	139
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	139
10.24	Co-Borrower Limitation of Liability.	140

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REVOLVING NOTE

IV	FORM OF SWING LINE NOTE

V	FORM OF COMPLIANCE CERTIFICATE

VI	FORM OF ASSIGNMENT AGREEMENT

VII	FORM OF FINANCIAL CONDITION CERTIFICATE

VIII	FORM OF COMPANY GUARANTY

IX	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

v

SCHEDULES

1.1A	CERTAIN LITIGATION

1.1B	CERTAIN MATTERS

1.1C	EXISTING LETTERS OF CREDIT

2.1A	COMMITMENTS AND PRO RATA SHARES

4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP

5.1	SUBSIDIARIES OF COMPANY

5.3	FINANCIAL STATEMENTS AND INFORMATION

5.11	CERTAIN EMPLOYEE BENEFIT PLANS

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

7.9	CERTAIN TRANSACTIONS WITH AFFILIATES

10.8	FUNDING AND PAYMENT OFFICE; CERTAIN ADDRESSES FOR NOTICE

HEXCEL CORPORATION

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of June 9, 2016 and entered into by and among (a) HEXCEL CORPORATION, a Delaware corporation (“Company”), (b) HEXCEL HOLDINGS LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, having its registered office at 8-10, avenue de La Gare, L-1610 Luxembourg and a share capital of EUR 86,887,818., registered with the Luxembourg Register of Commerce and Companies under number B 143.183 (“Co-Borrower” and together with Company, the “Borrowers” and each a “Borrower”), (c) THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO (each individually referred to herein as a “Lender” and collectively as “Lenders”), (d) BANK OF AMERICA, N.A., HSBC BANK USA, NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agents for Lenders (in such capacity, “Syndication Agents”), (e) SUMITOMO MITSUI BANKING CORPORATION, SUNTRUST BANK, TD BANK, N.A. and U.S. BANK, NATIONAL ASSOCIATION, as documentation agents for the Lenders (in such capacity, “Documentation Agents”), (f) CITIZENS BANK, NATIONAL ASSOCIATION, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO SECURITIES, LLC, as joint book managers and as joint lead arrangers (in such capacity, collectively the “Joint Book Managers”) and (g) CITIZENS BANK, NATIONAL ASSOCIATION, as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to the Borrowers, the proceeds of which will be used (i) to repay in full all Indebtedness outstanding under the Existing Credit Agreement and the payment of fees and expenses in connection therewith, and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries (capitalized terms used herein without definition are defined in subsection 1.1 of this Agreement);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrowers, Lenders, Syndication Agent, Joint Book Managers, Joint Lead Arrangers, Documentation Agents and Administrative Agent agree as follows:

SECTION 1.	DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered, advised or managed by (i) a single entity or (ii) entities that are Affiliates of each other.

“Agents” means Administrative Agent, Syndication Agent, Joint Book Managers, Joint Lead Arrangers, Documentation Agents, and Related Parties.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Credit Agreement dated as of June 9, 2016.

“Agreement Currency” has the meaning set forth in subsection 10.21.

“Alternative Currency” means each of Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.5.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the aggregate Commitments and $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Loan Commitment Amount.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Loan Parties and their respective Subsidiaries concerning or relating to bribery or corruption.

“Applicable Co-Borrower Documents” has the meaning set forth in subsection 5.19.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent or Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any direct or indirect sale, lease, transfer, conveyance and other disposition (or series of related sales, leases, transfers, conveyances or other dispositions) by Company or any of its Subsidiaries to any Person other than Company or any of its wholly owned Subsidiaries of (i) any of the stock of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) Cash Equivalents, (c) sales, assignments, discounts, transfers or dispositions of accounts or notes (including for less than the face value thereof) in the ordinary course of business, and (d) any such other assets to the extent that the aggregate fair market value of such assets sold in any single transaction or related series of transactions is equal to $15,000,000 or less).

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit VI annexed hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for a Eurocurrency Rate Loan denominated in Dollars with a one-month interest period commencing on such day plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate shall be effective as of the opening of business on the day specified in the public announcement of such change in the Prime Rate. Notwithstanding the foregoing, to the extent the Base Rate is less than zero at any time, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A .

“Borrower” and “Borrowers” have the meaning assigned to each such term in the introduction to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Funding and Payment Office with respect to Obligations denominated in Dollars is located and,

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, “Business Day” means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, “Business Day” means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), “Business Day” means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Collateralize” means to deposit in an account with the Administrative Agent, in the name of the Administrative Agent, for the benefit of Administrative Agent, Issuing Lender or Swing Line Lender (as applicable) and the Revolving Lenders, as collateral for Obligations in respect of Letters of Credit, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if Issuing Lender or Swing Line Lender benefitting from such collateral shall agree in its reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) Administrative Agent and (b) Issuing Lender or Swing Line Lender (as applicable) (which documents are hereby consented to by the Lenders).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments (determined at the time such Investment was made), (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit, bankers’ acceptances and money market deposits maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; (vi) Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (iv) above at the time such Investment is made; and (vii) and other short-term Investments utilized by Foreign Subsidiaries with normal investment practices for cash management in Investments of a type analogous to the foregoing.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) is a Lender or Affiliate of a Lender and is party to a Cash Management Agreement on the Closing Date, (b) at the time that it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (c) is party to a Cash Management Agreement on the date that such Person or its Affiliate becomes a Lender, in each case in such Person’s capacity as a party to such Cash Management Agreement.

“Change in Control” means any of the following: (i) any Person, either individually or acting in concert with one or more other Persons as a “group,” shall have acquired beneficial ownership, directly or indirectly, of Securities of Company (or other Securities convertible into such Securities) representing 40% or more of the combined voting power of all Securities of Company entitled to vote in the election of members of the Governing Body of Company, other than Securities having such power only by reason of the happening of a contingency; or (ii) Company shall fail to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Capital Stock of Co-Borrower. As used herein, the term “group”, “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, a Person or group shall not be deemed to have beneficial ownership of Capital Stock subject to a merger agreement, stock purchase agreement or similar agreement until the actual sale or transfer of such Capital Stock contemplated by such agreement.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender or Issuing Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Government Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Government Authority, requiring compliance by any Lender or Issuing Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in subsection 2.2G.

“Citizens Bank” means Citizens Bank, National Association.

“Closing Date” means the date on which the initial Loans are made.

“Co-Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Co-Borrower Sublimit” means an amount equal to the lesser of the aggregate Commitments and $200,000,000. The Co-Borrower Sublimit is part of, and not in addition to, the Revolving Loan Commitment Amount.

“Collateral Account” means an account with the Administrative Agent, and in the name of the Administrative Agent, as contemplated under subsection 2.4B(iii)(e) or (f), subsection 2.4B(iv), 2.11A, 2.12A(ii), or 3.1A or Section 8.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commitment Fee” has the meaning assigned to that term in subsection 2.3.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning assigned to that term in subsection 10.8.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Company Guaranty” means the Company Guaranty executed and delivered by Company on the Closing Date in favor of the Lender Group, substantially in the form of Exhibit VIII.

“Compliance Certificate” means a certificate substantially in the form of Exhibit V annexed hereto.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (ii) through (vi), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness for such period, including, to the extent not otherwise included in such interest expense, and to the extent incurred by Company or its Subsidiaries in such period, without duplication, (a) interest expense attributable to Capital Lease obligations; (b) amortization of debt discount and debt issuance cost; (c) non-cash interest expense; (d) accrued interest; (e) amortization of commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; (f) interest actually paid by Company or any such Subsidiary under any guaranty of Indebtedness of any other Person; (g) net payments, if any, made (and minus net payments received) pursuant to Interest Rate Agreements (including amortization of fees) and (h) amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date but excluding (i) any interest expense as a result of purchase accounting, (ii) deferred financing costs, (iii) interest expense as a result of the discounting of Indebtedness, and (iv) costs or fees in respect of Hedge Agreements; provided that the foregoing amounts shall not be excluded from such calculation for the purpose of calculating Consolidated EBITDA.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, however, that the following shall not be included in the calculation of Consolidated Net Income: (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) [reserved], (iii) any after-tax gains or losses attributable to asset sales not made in the ordinary course of business or attributable to returned surplus assets of any Pension Plan, (iv) the cumulative effect of a change in accounting principles, (v) non-cash compensation expense related to the issuance of stock incentives pursuant to any equity incentive plans, (vi) restructuring charges and reserves (to the extent not included in clause (iii) above) taken by Company or its Subsidiaries; provided, that the aggregate amount of any such charges or reserves excluded pursuant to this clause (vi) shall not exceed $10,000,000 in any Fiscal Year and any such amounts in excess of $10,000,000 in any Fiscal Year shall be included in the calculation of Consolidated Net Income for the period when such amounts are expensed, (vii) goodwill impairment write-downs, (viii) the reversal of any reserve originally taken by Company or its Subsidiaries pursuant to clause (vi) above, (ix) gains or losses from the early retirement or extinguishment of Indebtedness, (x) judgments and costs of settlement in the matters and in the amounts set forth on Schedule 1.1A, (xi) judgments and costs of settlement and cleanup in the environmental matters specifically disclosed by Company with particularity in any filing on Form 10-K, 10-Q or 8-K made with the Securities and Exchange Commission since December 31, 2009 and prior to the Closing Date in an aggregate amount not to exceed (A) $10,000,000 in any Fiscal Year and (B) $30,000,000 during the term of this Agreement, (xii) nonrecurring costs, fees and expenses paid in connection with acquisitions consummated during such period; provided, that the aggregate amount of any such costs, fees and expenses pursuant to this clause (xii) shall not exceed $10,000,000 in any Fiscal Year and any such amounts in excess of $10,000,000 in any Fiscal Year shall be included in the calculation of Consolidated Net Income for the period when such amounts are expensed and (xiii) (to the extent not included in clauses (i) through (xii) above) any net extraordinary gain or loss. Notwithstanding anything to the contrary contained herein, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries shall be included in Consolidated Net Income only to the extent permitted pursuant to Section 1.3F of this Agreement.

“Consolidated Net Tangible Assets” means the excess of all of the consolidated assets of the Company and its Subsidiaries over the consolidated current liabilities of the Company and its Subsidiaries, as set forth on the face of the Company’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP, after deducting goodwill, trademarks, patents, other like intangibles and minority interests of others (calculated on a pro forma basis to give effect to any acquisitions made subsequent to the date of such consolidated balance sheet and prior to or concurrent with the determination of Consolidated Net Tangible Assets).

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) with respect to net payment obligations of such Person under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person obligated in respect of such Contingent Obligation.

“Contractual Obligation”, as applied to any Person, means any provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other material instrument or other material Security to which that Person is a party or to which such Person or any of its properties is subject.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract for currencies, option contract for currencies, or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Defaulting Lender” means, subject to subsection 2.12B, any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Company or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (d) has failed, within three (3) Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Government Authority.

“Deposit Account” means a “deposit account” as defined in Article 9 of the UCC.

“Disclosed Matter” means any matter that has been (i) disclosed by Company on Schedule 1.1B hereto or (ii) specifically disclosed by Company with particularity in (a) any filing on Form 10-K, 10-Q or 8-K made with the Securities and Exchange Commission since December 31, 2015 and prior to the Closing Date or (b) in the Lender Presentation; provided, that, with respect to the foregoing clause (ii) , no matter shall constitute a “Disclosed Matter” to the extent it shall prove to be, or shall become, materially more adverse to Company and its Subsidiaries taken as whole or to the Lenders than it would have reasonably appeared to be on the basis of the disclosure contained in any of the documents referred to in the foregoing clause (ii).

“Disclosure Letter” means the letter, dated as of the date hereof, delivered by Company to Administrative Agent and the Lenders.

“Documentation Agents” has the meaning assigned to that term in the introduction to this Agreement.

“Dollar” and the sign “$” mean the lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“EDGAR Website” means a publicly available website maintained by or on behalf of the Securities and Exchange Commission for access to documents filed in the EDGAR database.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender (other than any Defaulting Lender or any of its Subsidiaries); and (ii)(a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is a “qualified institutional buyer” (as defined under Rule 144A promulgated under the Securities Act) that extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or has been maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, foreign, or local laws, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, codes, binding and enforceable guidelines, binding and enforceable written policy or rule of common law, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials), all rules are regulations related thereto; and any state and local counterparts, equivalents or similar laws.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under

Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii)(A) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or (B) the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or that it is in endangered or critical status, within the meaning of Section 305 of ERISA; (viii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (ix) the imposition of a Lien pursuant to Section 401(a)(29) or 4 12(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (x) a determination that any Pension Plan is in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Internal Revenue Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a) for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum equal to (i) the offered rate which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate (“ICE LIBOR”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Citizens Bank’s London Branch (or other branch or Affiliate of Citizens Bank) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on such date in Same Day Funds in the approximate amount of the Base Rate Loan being made, continued or converted by Citizens Bank and with a term equal to one month would be offered by Citizens Bank’s London Branch (or other branch or Affiliate of Citizens Bank) to major banks in the London interbank eurodollar market at approximately 11:00 a.m., London time determined two Business Days prior to such date at their request at the date and time of determination.

(c) to the extent the Eurocurrency Rate is less than zero at any time, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Loans” means Loans bearing interest at rates determined by reference to clause (a) of the definition of “Eurocurrency Rate” as provided in subsection 2.2A. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Margin” means the margin over the Eurocurrency Rate used in determining the rate of interest of Eurocurrency Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934 and any successor statute.

“Excluded Swap Obligation” means, with respect to the Company, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of the Company, or the grant by the Company of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the

Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Company’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of the Company or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of a Borrower under this Agreement or any other Loan Document (i) Taxes that are imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or similar Taxes, in each case imposed (a) by the United States, (b) by any other Government Authority under the laws of which such recipient is organized or has its principal office or maintains its applicable lending office, or (c) by any Government Authority as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (e) of subsection 2.7B(iv), (iii) in the case of any Lender, Agent or other recipient of payment hereunder, any withholding Tax that (x) is imposed on amounts payable to or for the account of such recipient at the time that such recipient becomes a party hereto or such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the law in effect on the date on which such Lender acquires such interest (other than pursuant to an assignment request by the Borrower that does not involve a Defaulting Lender under subsection 2.9) (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B or (y) is attributable to such recipient’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), and (iv) Taxes imposed pursuant to FATCA. For the avoidance of doubt, any Participant that is entitled to the benefits of subsection 2.7 shall be treated as a Lender for purposes of this defined term.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 24, 2014 and entered into by and among (a) Hexcel Corporation and Hexcel Holdings Luxembourg S.À R.L., as borrowers, (b) the financial institutions from time to time party thereto, as lenders, (c) Citizens Bank, National Association, as administrative agent for such Lenders and (d) the other parties from time to time party thereto.

“Existing Letter of Credit” shall mean each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1C hereto.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Termination Date” means the date as of which all of the following shall have occurred: termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Counterparty shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Lender shall have been made).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York on the Business Day next succeeding such day, or, if such rate is not so published on such next succeeding Business Day, the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citizens Bank on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated May 6, 2016, between Company and Citizens Bank.

“Financial Officer” means the chief executive officer, chief financial officer, treasurer or chief accounting officer of Company.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Revolving Lender that is a Defaulting Lender, (a) with respect to Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Usage (other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof), and (b) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans (other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by Company or Cash Collateralized in accordance with the terms hereof).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding and Payment Office” means, with respect to any currency, the office of Administrative Agent, Issuing Lender and Swing Line Lender as set forth on Schedule 10.8 with respect to such currency, or such other office of Administrative Agent, Issuing Lender and Swing Line Lender with respect to such currency as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iv).

“Guaranteed Cash Management Agreement” means any Cash Management Agreement permitted by Section 6 or 7 that is entered into by and between any Loan Party or any Subsidiary of any Loan Party and any Cash Management Bank.

“Guaranteed Hedge Agreement” means any Hedge Agreement permitted by Section 6 or 7 that is entered into by and between any Loan Party or any Subsidiary of any Loan Party and any Hedge Counterparty.

“Guaranty” means the Company Guaranty then in effect.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means (i) any Currency Agreement designed to hedge against fluctuations in currency values, exchange rates or forward rates, or any similar agreement designed to hedge against fluctuations in commodity prices and (ii) any Interest Rate Agreement.

“Hedge Counterparty” means any Person that (a) is a Lender or Affiliate of a Lender and is party to a Hedge Agreement on the Closing Date, (b) at the time that it enters into any Hedge Agreement, is a Lender or an Affiliate of a Lender, or (c) is party to a Hedge Agreement on the date that such Person or its Affiliate becomes a Lender, in each case in such Person’s capacity as a party to such Hedge Agreement.

“Increased Amount Date” has the meaning assigned to such term in subsection 2.10.

“Incremental Amount” means, at any time, the excess, if any, of (a) $400,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Loan Commitments established prior to such time pursuant to subsection 2.10.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to Administrative Agent, among the Borrowers, Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Loan Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan Commitment” means the commitment of any Lender, established pursuant to subsection 2.10, to make Incremental Revolving Loans to Company.

“Incremental Revolving Loan Commitment Termination Date” means the final maturity date of any Incremental Revolving Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Revolving Loans” means Revolving Loans made by one or more Lenders to Company pursuant to subsection 2.1A(iv). Incremental Revolving Loans may be made in the form of additional Revolving Loans or, to the extent permitted by subsection 2.10 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to subsection 2.10 , to make Incremental Term Loans to Company.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum, without duplication, of (i) the amount of that Lender’s unfunded Incremental Term Loan Commitment plus (ii) the outstanding principal amount of that Lender’s Incremental Term Loans.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” means term loans made by one or more Lenders to Company pursuant to subsection 2.1A(iv).

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (excluding any such notes payable and drafts relating to trade accounts payable or accrued liabilities (other than accrued liabilities in respect of the items described in the other clauses of this definition) arising in the ordinary course of business and payable in accordance with customary practice or which are being contested in good faith), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and excluding trade accounts payable or accrued liabilities (other than accrued liabilities in respect of the items described in the other clauses of this definition) arising in the ordinary course of business and payable in accordance with customary practice or which are being contested in good faith), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, (v) Synthetic Lease Obligations, (vi) all Contingent Obligations of such Person, and (vii) subject to the following sentence, all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” and “Indemnitees” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all issued patents, pending patent applications, trademarks, tradenames, copyrights, software, service-marks and trade secrets, including those rights in know-how, technology and processes.

“Interest Payment Date” means (i) with respect to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include the date that is three (3) months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees, officers and directors for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, and other advances in respect of customary indemnification obligations owed to employees, officers and directors) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original amount of any such Investment).

“Issuing Lender” means, as the context may require, (a) with respect to any Existing Letter of Credit, Bank of America, N.A. or Citizens Bank, National Association (as applicable) and (b) with respect to all other Letters of Credit, either (i) Citizens Bank or (ii) such other Lender as designated by the Company (so long as such Lender agrees to such designation) and approved by the Administrative Agent, in each case, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Joint Book Managers” has the meaning assigned to that term in the introduction to this Agreement.

“Joint Lead Arrangers” has the meaning assigned to that term in the introduction to this Agreement.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” has the meaning set forth in subsection 10.21.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement and any Incremental Revolving Lender or Incremental Term Lender that becomes a party hereto pursuant to an Incremental Assumption Agreement, in each case together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Group” means, collectively, with respect to the Loan Documents, Administrative Agent, the Lenders, Issuing Lender, each Cash Management Bank and each Hedge Counterparty.

“Lender Presentation” means the lender presentation dated May 23, 2016, prepared by Company and Citizens Bank relating to the credit facilities evidenced by this Agreement.

“Letter of Credit” or “Letters of Credit” means (a) Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lender for the account of Company pursuant to subsection 3.1 and (b) any Existing Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the Revolving Loan Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Borrowers pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of Issuing Lender relating to, the Letters of Credit), Company Guaranty, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.11 and the Fee Letter.

“Loan Party” means each of Company and Co-Borrower, and “Loan Parties” means both of such Persons, collectively.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties, assets or financial condition of Company and its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform the Obligations or (iii) the rights, remedies and benefits available to Administrative Agent or any Lender under any Loan Documents.

“Maturity Date” means the Revolving Loan Commitment Termination Date, the Incremental Revolving Loan Commitment Termination Date and the Incremental Term Loan Maturity Date, as the context may require.

“Maximum Rate” has the meaning set forth in subsection 2.2G.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Notes” means one or more of the Revolving Notes or Swing Line Note, or any promissory notes issued to evidence Incremental Term Loans or Incremental Revolving Loans, or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Lender Group or any of them under the Loan Documents or otherwise with respect to any Loan, Letter of Credit, Guaranteed Cash Management Agreement or Guaranteed Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, but in all cases excluding Excluded Swap Obligations.

“OFAC” means the US Department of the Treasury’s Office of Foreign Assets Control.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, chief accounting officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“OID” has the meaning assigned to that term in subsection 2.10B.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Loan Exposure” means, as of any date of determination, the sum of (i) with respect to any Incremental Revolving Lender, the amount of that Lender’s Incremental Revolving Loan Commitment, and (ii) with respect to any Incremental Term Lender, the amount of that Lender’s Incremental Term Loan Exposure.

“Other Revolving Loans” shall have the meaning assigned to such term in subsection 2.10.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment or sale of a participation (other than an assignment at the request of the Borrower that does not involve a Defaulting Lender under subsection 2.9).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to Letters of Credit on any date, the Dollar Equivalent amount of the aggregate outstanding amount of Letter of Credit Usage on such date after giving effect to any issuance, extension or increase in the amount of any Letter of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements by Company of any amount of unreimbursed drawings under any Letter of Credit.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by Administrative Agent, Issuing Lender, or Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citizens Bank in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1 C.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i) Liens of collecting banks under the UCC on items in the ordinary course of collection and statutory Liens and rights of set-off of banks;

(ii) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure liability to insurance carriers under insurance and self-insurance arrangements or in connection with the payment of the exercise price and withholding taxes in respect of the exercise by employees of stock options, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iii) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries and licenses permitted under subsection 7.7 hereof;

(iv) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(v) Liens with respect to operating leases and/or arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens granted pursuant to this Agreement or as required under subsection 2.11B; and

(xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries.

“Permitted Refinancings” shall mean the issuance of any Indebtedness (“Permitted Refinancing Indebtedness” ) in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and discounts, fees, commissions and expenses in connection therewith),

(b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced and (c) no Permitted Refinancing Indebtedness (i) with respect to any Loan Party, shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (ii) with respect to any Subsidiary that is not a Loan Party, shall have no obligor that is a Loan Party, or greater guarantees or security, than the Indebtedness being Refinanced and (d) if the Indebtedness being Refinanced is secured by any collateral, such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable, taken as whole, to Administrative Agent on behalf of the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Platform” means an electronic delivery system (which may be provided by Administrative Agent, an Affiliate of Administrative Agent or any Person that is not an Affiliate of Administrative Agent), such as IntraLinks or a substantially similar electronic delivery system.

“Potential Event of Default” means a condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Citizens Bank publicly announces from time to time as its prime lending rate at its principal U.S. office, as in effect from time to time. The Prime Rate is a rate set by Citizens Bank based upon various factors including Citizens Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Citizens Bank or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any proposed acquisition, (b) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or (c) any incurrence of Indebtedness (including pro forma adjustments and exclusions arising out of events which are directly attributable to the proposed acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, and such other adjustments as are reasonably satisfactory to Administrative Agent, in each case as certified by the chief financial officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company and its

Subsidiaries, which shall be reformulated as if such acquisitions or Asset Sale, and all other acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred during such measurement period bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

“Pro Forma Compliance” means, at any date of determination, that Company shall be in pro forma compliance with any or all of the covenants set forth in subsections 7.6A and 7.6B, as applicable, as of the date of such determination or the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (ii) for all other purposes with respect to each Lender with Revolving Loan Exposure, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted pursuant to subsection 2.10 and by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i) and (ii) of the preceding sentence will be set forth in an allocation letter delivered to such Lender (with a copy to Company).

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Parties” has the meaning assigned to that term in subsection 9.1A.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Issuing Lender.

“Requisite Lenders” means one or more Lenders having or holding Revolving Loan Exposure and/or Other Loan Exposure and representing more than 50% of the sum of (i) the aggregate Revolving Loan Exposure and (ii) the aggregate Other Loan Exposure; provided that, as set forth in subsection 2.12, the Revolving Loan Exposure and the Other Loan Exposure, as applicable, held by any Defaulting Lender (other than any Voting Defaulting Lender) shall be excluded for the purposes of making a determination of Requisite Lenders.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to subsection 2.1, and (iii) such additional dates as Administrative Agent shall reasonably determine or the Requisite Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as Administrative Agent or Issuing Lender shall reasonably determine or the Requisite Lenders shall reasonably require.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to the applicable Borrower pursuant to subsections 2.1A(ii) and (iv), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means June 9, 2021; provided that, if such date is not a Business Day, the Revolving Loan Commitment Termination Date shall be the preceding Business Day.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means, collectively, the Loans made by Revolving Lenders to Borrowers pursuant to subsections 2.1A(ii) and (iv).

“Revolving Notes” means any promissory notes of any Borrower issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit III annexed hereto.

“S&P” means Standard & Poor’s Financial Services LLC, a Division of The McGraw-Hill Companies.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means a country subject to sanctions designated by OFAC, the European Union, the United Kingdom, the United Nations or France.

“Sanctioned Person” means any of the following currently or in the future: (i) an entity, vessel, or individual named on (A) the list of Specially Designated Nationals or Blocked Persons maintained by OFAC currently available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, (B) the consolidated list of persons, groups, and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, (C) the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml or (D) the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm; or (ii) anyone more than 50%-owned by an entity or individual described in (i) above; or (iii) (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, to the extent prohibited by Sanctions Laws, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by OFAC; or (iv) an entity or individual engaged in activities sanctionable under CISADA (as defined under Sanctions Laws), ITRA (as defined under Sanctions Laws), IFCA (as defined under Sanctions Laws below), or any other Sanctions Laws as amended from time to time.

“Sanctions Laws” means the laws, regulations, and rules promulgated or administered by OFAC to implement US sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; the US Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”), as amended from time to time; the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the Treaty on European Union; and any similar sanctions laws as may be enacted from time to time in the future by the U.S., the European Union (and its Member States), or the Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which any Borrower operates or in which the proceeds of any borrowing under this Agreement will be used or from which repayments of the Obligations will be derived.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933 and any successor statute.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of debts and liabilities (including unmatured liabilities and contingent liabilities but without duplication of any underlying liability related thereto) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. With respect to any Person organized under the laws of Luxembourg “Solvent” shall also mean, that such Person (1) is not unable to meet its financial obligations (cessation de paiements) and has not lost its creditworthiness (ébranlement de credit) within the meaning of Article 437 of the Luxembourg Commercial Code; (2) is not subject to insolvency proceedings within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings; (3) is not subject to controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management; (4) has not entered into voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended; (5) is not subject to suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code; (6) is not subject to voluntary or compulsory winding up pursuant to the law of 10 August 1915 on commercial companies, as amended, and (7) is not subject to any other Luxembourg law procedure or proceedings affecting the right of creditors generally.

“SPC” has the meaning assigned to that term in subsection 10.1B(iv).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined in good faith by Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise indicated, references to a “Subsidiary” shall mean a Subsidiary of the Company.

“Swap Obligation” means, with respect to any Subsidiary of the Company, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Citizens Bank, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii). The Swing Line Loan Commitment is part of, and not in addition to, the Revolving Loan Commitments.

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit IV annexed hereto.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of Swing Line Loans plus (iii) the Letter of Credit Usage.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Voting Defaulting Lender” means a Lender that is a Defaulting Lender solely by virtue of such Lender’s direct or indirect parent having taken an action, or become subject to a proceeding or appointment, that is described in clause (e) of the definition of “Defaulting Lender”.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii), (v) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v) ). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v). Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed without giving effect to any change to GAAP occurring after the Closing Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a Capital Lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the Closing Date.

1.3	Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

E. Unless the context requires otherwise, any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and any successor statute.

F. The parties hereto acknowledge and agree that, for purposes of all calculations made for any applicable period under any Loan Document, (i) after consummation of any acquisition transaction, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period on a Pro Forma Basis and (B) Indebtedness of a target which is retired in connection with an acquisition transaction shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period on a Pro Forma Basis and (ii) after any Asset Sale, (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period on a Pro Forma Basis and (B) Indebtedness that is repaid with the proceeds of such Asset Sale shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period on a Pro Forma Basis.

G. For purposes of determining compliance with any Dollar-denominated restriction in Section 7 or the restriction contained in subsections 7.1(xii) and 7.2(xvi), the Dollar-equivalent principal amount of Indebtedness (in the case of Section 7.1), amount of Liens (in the case of Section 7.2) and principal amount of Contingent Obligation (in the case of Section 7.4) denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect (i) in the case of term Indebtedness (and any related Liens or Contingent Obligations) funded in a single drawing, on the date such Indebtedness is incurred, (ii) in the case of term Indebtedness (and any related Liens or Contingent Obligations) committed to be drawn in multiple installments, on the date the first such installment is drawn, (iii) in the case of revolving Indebtedness (and any related Liens or Contingent Obligations), on the date first committed; provided that if such Indebtedness (and any related Liens or Contingent Obligations) is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction, or the restriction contained in subsections 7.1(xii) and 7.2(xvi), to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (and fees, expenses, premium and interest payable in connection with such refinancing); and provided further that the principal amount of any Indebtedness (and any related Liens or Contingent Obligations) incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing and (iv) in the case of any Liens or Contingent Obligations not related to any Indebtedness described in clauses (i) through (iii) above, on the date such Lien or Contingent Obligation is incurred.

1.4	Exchange Rates; Currency Equivalents.

A. Administrative Agent or Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of credit extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or Issuing Lender, as applicable.

B. Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Administrative Agent or the Issuing Lender, as the case may be.

1.5	Additional Alternative Currencies.

A. Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of Administrative Agent and Issuing Lender.

B. Any such request shall be made to Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such later time or date as may be agreed by Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, Administrative Agent shall promptly notify the Issuing Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

C. Any failure by a Lender or Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Rate Loans in such requested currency, Administrative Agent shall so notify Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowing of Eurocurrency Rate Loans; and if Administrative Agent and Issuing Lender consent to the issuance of Letters of Credit in such requested currency, Administrative Agent shall so notify Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If Administrative Agent shall fail to obtain consent to any request for an additional currency under this subsection 1.5, Administrative Agent shall promptly so notify Company.

1.6	Change of Currency.

A. Each obligation of Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

B. Each provision of this Agreement shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify in a written notice to Company to be appropriate to reflect the adoption of the Euro (or departure from usage thereof) by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify in a written notice to Company to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency, such changes to put the Lenders and Borrower in the same position, as close as possible, that they would have been in had no such change in currency or market conventions or practices occurred.

1.7	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any application or other document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases (at the time specified therefor in such Letter of Credit and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(ii) and, as applicable, 2.1A(iv) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

(i) Reserved.

(ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the period from and including the Closing Date to the earliest of (1) the Revolving Loan Commitment Termination Date, (2) the date of the termination of the Revolving Loan Commitments pursuant to subsection 2.4B(ii) and (3) the date of the termination of the commitment of each Revolving Lender to make Revolving Loans and Issuing Lender to issue, increase or extend Letters of Credit pursuant to Section 8, an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite the name of such Lender on Schedule 2.1A and the original Revolving Loan Commitment Amount is $700,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B (in which case, the amount of such Lender’s Revolving Loan Commitment is set forth in the Assignment Agreement) and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4B. Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date. Notwithstanding the foregoing, any Other Revolving Loans shall be due and payable as set forth in the relevant Incremental Assumption Agreement.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall (w) the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect or (x) the aggregate principal amount of all outstanding Revolving Loans of any Lender plus such Lender’s Pro Rata Share of the Outstanding Amount of all Letters of Credit plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Loan Commitment, or (y) the aggregate Outstanding Amount of all Revolving Loans made to Co-Borrower shall not exceed the Co-Borrower Sublimit, or (z) the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies plus the Outstanding Amount of all Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.

(iii) Swing Line Loans.

(a) General Provisions. Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this subsection 2.1A(iii) and subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, may in its sole discretion make a portion of the Revolving Loan Commitments available to Company from time to time on any Business Day from and including the Closing Date to the earliest of (1) the Revolving Loan Commitment Termination Date, (2) the date of the termination of the Revolving Loan Commitments pursuant to subsection 2.4B(ii) and (3) the date of the termination of the commitment of each Revolving Lender to make Revolving Loans and Issuing Lender to issue, increase or extend Letters of Credit pursuant to Section 8, by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $10,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b) Swing Line Loan Prepayment with Proceeds of Revolving Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 A.M. (New York City time) on the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the Refunded Swing Line Loans to Administrative Agent in immediately available funds at the Funding and Payment Office for Dollar-denominated payments not later than 1:00 P.M. (New York City time) on the Funding Date, whereupon, subject to subsection 2.1A(iii)(c), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to Company in such amount. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. Administrative Agent shall promptly notify Company of any such charges. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c) Swing Line Loan Participations. On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase a risk participation in such Swing Line Loan in an amount equal to its Pro Rata Share. If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender pursuant to subsection 2.1A(iii)(b) shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to Administrative Agent for the account of the Swing Line Lender pursuant to subsection 2.1A(iii)(b) shall be deemed payment in respect of such participation (such Revolving Lender’s Pro Rata Share calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments). In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in subsections 2.1A(iii)(b) and (c), Swing Line Lender shall be entitled to recover (acting through Administrative Agent) such amount on demand from such Revolving Lender together with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Refunded Swing Line Loan or funded participation in the relevant Swing Line Loan as the case may be. In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of risk participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment. A certificate of the Swing Line Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this paragraph shall be conclusive absent manifest error.

(d) Revolving Lenders’ Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase and fund a risk participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and the condition that (x) all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Company for interest on Swing Line Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this subsection 2.1A(iii) to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(iv) Each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans and/or Incremental Revolving Loans to Company, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Incremental Revolving Loan Commitment, as the case may be.

B. Borrowing Mechanics. Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount; provided that Loans made as Eurocurrency Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $5,000,000 and multiples of $1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever a Borrower desires that Lenders make Revolving Loans, the applicable Borrower shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) at least (i) three (3) Business Days in advance of the proposed Funding Date (in the case of a Eurocurrency Rate Loan denominated in Dollars), (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) in advance of the proposed Funding Date in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency, and

(iii) on the proposed Funding Date (in the case of a Base Rate Loan) or, in the case of clauses (i), (ii) and (iii), such shorter period as approved by the Administrative Agent. Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 1:00 P.M. (New York City time) on the proposed Funding Date. Revolving Loans may be continued as or converted into Base Rate Loans and Eurocurrency Rate Loans in the manner provided in subsection 2.2D. If a Borrower fails to specify in the Notice of Borrowing whether the requested Loan shall be a Base Rate Loan or Eurocurrency Rate Loan, then the applicable Loans shall be made as Base Rate Loans. In lieu of delivering a Notice of Borrowing, the applicable Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to the Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C, 2.6D and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurocurrency Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

During the existence of an Event of Default, no Loan may be requested as a Eurocurrency Rate Loan (whether in Dollars or any Alternative Currency) without the consent of the Requisite Lenders.

For the avoidance of doubt, Co-Borrower shall not have any liability for any obligations of Company under the Loan Documents.

C. Disbursement of Funds. Subject to subsection 2.12, all Revolving Loans shall be made by Revolving Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing (including amount and currency and the applicable Borrower). Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent on the applicable Funding Date in Same Day Funds at the Funding and Payment Office for the applicable currency (i) not later than 3:00 P.M. (New York City time) for any Loan denominated in Dollars and (ii) not later than the Applicable Time specified by Administrative Agent in the case of any Loan in an Alternative Currency. Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 P.M. (New York City time) on the applicable Funding Date (i) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the last paragraph of subsection 2.1A(ii) or (ii) that one or more of the applicable conditions specified in Section 4 is not then satisfied, Swing Line Lender shall make the amount of its Swing Line Loan available to Company not later than 3:00 P.M. (New York City time) on the applicable Funding Date by crediting the account of Company at the Funding and Payment Office. Except as provided in subsection 2.1A(iii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make all funds so received by Administrative Agent available to the applicable Borrower on the applicable Funding Date either by (a) causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the applicable Borrower at the Funding and Payment Office or (b) wire transfer of such funds, in each case in accordance with instructions provided to Administrative Agent by the applicable Borrower; provided, however, that if, on the date the Notice of Borrowing is given by a Borrower, there are unreimbursed drawings under any Letter of Credit outstanding that have not been refinanced as Revolving Loans, then the proceeds of such requested Loans, first, shall be applied to the payment in full of any such unreimbursed drawings, and second, shall be made available to the applicable Borrower as provided above.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date (or, in the case of a Notice of Borrowing for Base Rate Loans, prior to 12:00 Noon (New York City time) on such Funding Date) that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent and if such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to Administrative Agent in immediately available funds together with interest thereon, for each day from and including such Funding Date until but excluding the date such amount is paid to Administrative Agent, at (1) in the case of payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (2) in the case of payment made by the Borrowers, at the rate payable under this Agreement for Base Rate Loans. If the Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. For purposes of this subsection 2.1D, any reference to a Lender shall be construed to include Issuing Lender. Administrative Agent, acting solely for these purposes as an agent of Company (and such agency being solely for tax purposes) (it being acknowledged that Administrative Agent (and any sub-agent), in such capacity, its Affiliates and its Affiliates’ partners, officers, directors, employees, agents, trustees and advisors shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times at its address referred to in subsection 10.8) a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Revolving Loan Commitment, Swing Line Loan Commitment, Incremental Term Loan Commitments, Incremental Revolving Loan Commitments, Revolving Loans, Swing Line Loans, Incremental Term Loans and Incremental Revolving Loans, Letters of Credit of, and Obligations owed to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender (and as a Voting Defaulting Lender).

E. Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least five Business Days’ prior to the Closing Date or upon five Business Days’ written notice any time thereafter, the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence, as applicable, such Lender’s Revolving Loans or Swing Line Loans, substantially in the form of Exhibit III or Exhibit IV annexed hereto, respectively, with appropriate insertions, or such Lender’s Incremental Term Loans or Incremental Revolving Loans.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.2E, 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurocurrency Rate, as applicable. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by the applicable Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B). If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate; provided, however, in the case of a Eurocurrency Rate Loan, then that Loan shall bear interest as a Eurocurrency Rate Loan with an Interest Period of one (1) month.

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv); or

(b) if a Eurocurrency Rate Loan, then at the sum of the Eurocurrency Rate plus the Eurocurrency Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv):

Consolidated Leverage Ratio	Eurocurrency Rate Margin/ Letter of Credit Fee	Base Rate Margin
Greater than or equal to 3.00:1.00	1.875%	0.875%

Greater than or equal to 2.50:1.00 but less than 3.00:1.00	1.625%	0.625%

Greater than or equal to 2.00:1.00 but less than 2.50:1.00	1.375%	0.375%

Greater than or equal to 1.50:1.00 but less than 2.00:1.00	1.250%	0.250%

Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.125%	0.125%

Less than 1.00:1.00	0.875%	0.000%

provided that from the Closing Date to the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iv) for the fiscal quarter ending September 30, 2016, the applicable margin for Eurocurrency Rate Loans shall be 1.250% per annum and for Base Rate Loans shall be 0.250% per annum.

(ii) [Intentionally omitted].

(iii) Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurocurrency Rate Margin shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the next succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Compliance Certificate was required to be delivered until the Business Day next succeeding delivery of such Compliance Certificate, the applicable margins shall be the maximum percentage amount for Loans set forth above.

If, as a result of any restatement of or other adjustment to the financial statements of Company or for any other reason, Company or Administrative Agent or any Lender determines that (i) the Consolidated Leverage Ratio as calculated by Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the applicable Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or Issuing Lender, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the applicable Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent, any Lender or Issuing Lender, as the case may be, under subsection 2.2E, 3.2, 3.3B or Section 8 and the Lenders’ acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. Company’s obligations under this paragraph will remain in effect so long as (a) any of the Commitments hereunder remain in effect, (b) any of the Loans or other Obligations (other than Unasserted Obligations) have not been paid in full or (c) any Letters of Credit have not been cancelled or expired.

(iv) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin.

(v) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, Incremental Term Loans and Incremental Revolving Loans shall bear interest through maturity at the rates specified in the applicable Incremental Assumption Agreements.

B. Interest Periods. In connection with each Eurocurrency Rate Loan, a Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period (or twelve months if agreed to by all relevant Lenders); provided that:

(i) the initial Interest Period for any Eurocurrency Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurocurrency Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Base Rate Loan converted to a Eurocurrency Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurocurrency Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B , end on the last Business Day of the calendar month at the end of such Interest Period;

(v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date, no Interest Period with respect to any portion of any Incremental Term Loans shall extend beyond the applicable Incremental Term Loan Maturity Date and no Interest Period with respect to any portion of any Incremental Revolving Loan shall extend beyond the applicable Incremental Revolving Loan Commitment Termination Date;

(vi) reserved;

(vii) there shall be no more than ten (10) Interest Periods outstanding at any time; and

(viii) in the event the applicable Borrower fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, such Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be due and payable by the applicable Borrower in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and on the Maturity Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect.

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, each Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to (x) with respect to conversion of Eurocurrency Rate Loans to Base Rate Loans, $1,000,000 and multiples of $100,000 in excess of that amount and (y) with respect to conversion of Base Rate Loans to Eurocurrency Rate Loans, $5,000,000 and multiples of $1,000,000 in excess of that amount or (ii) upon the expiration of any Interest Period applicable to a Eurocurrency Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and multiples of $1,000,000 in excess of that amount as a Eurocurrency Rate Loan. If a Borrower fails to specify a type of Loan or fails to give a timely Notice of Conversion/Continuation with respect to any Loan, then the applicable Loan shall be automatically converted to or continued as a Base Rate Loan, provided, however, in the case of a Eurocurrency Rate Loan, such Loan shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one (1) month. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loan. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. If a Borrower requests a Loan of, conversion to, or continuation of a Eurocurrency Rate Loan but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the applicable Borrower pays the amounts due, if any, under subsection 2.6 in connection therewith. During the existence of an Event of Default, no Loans may be converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Requisite Lenders, and the Requisite Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

The applicable Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York City time) at least (i) three (3) Business Days in advance of the proposed conversion/continuation date in the case of a Base Rate Loan or a Eurocurrency Rate Loan denominated in Dollars and

(ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) in advance of the proposed conversion/continuation date in the case of a Eurocurrency Rate Loan denominated in an Alternative Currency. In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E. Default Rate. From and after the occurrence and during the continuation of any Event of Default under subsections 8.1, 8.6 or 8.7, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by the Administrative Agent at a rate that is 2% per annum in excess of the interest rate (including any applicable margin) otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of (i) Letter of Credit fees, a rate that is 2% per annum in excess of the Eurocurrency Rate Margin and (ii) any such fees (other than Letter of Credit fees) and other amounts, at a rate which is 2% per annum in excess of the interest rate (including the Base Rate Margin) otherwise payable under this Agreement for Base Rate Loans). Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate), on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans and all other computations of fees and interest, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall, subject to subsection 2.4C(i), be paid on that Loan. Each determination by Administrative Agent of the interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

G. Maximum Rate. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or Issuing Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or Issuing Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or Issuing Lender on subsequent payment dates to the extent not exceeding the Maximum Rate. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

2.3	Fees.

A. Revolving Loan Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment in proportion to that Revolving Lender’s Pro Rata Share, commitment fees (collectively, the “Commitment Fee”) in Dollars for the period from and including the Closing Date to and excluding the date the Revolving Loan Commitments terminate in their entirety equal to the actual daily amount by which the Revolving Loan Commitment Amount exceeds the sum of (i) the Outstanding Amount of Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Outstanding Amount of Letters of Credit multiplied by the Commitment Fee set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(iv), such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date;

Consolidated Leverage Ratio	Commitment Fee
Greater than or equal to 3.00:1.00	0.300%

Greater than or equal to 2.50:1.00 but less than 3.00:1.00	0.250%

Greater than or equal to 2.00:1.00 but less than 2.50:1.00	0.225%

Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0.175%

Greater than or equal to 1.00:1.00 but less than 1.50:1.00	0.150%

Less than 1.00:1.00	0.125%

provided that from the Closing Date to the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iv) for the fiscal quarter ending September 30, 2016, the Commitment Fee shall be 0.175% per annum.

B. Other Fees. Company agrees to pay to the applicable Agents and Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Payments Under Guaranty.

A. Repayment of Loans.

(i) Reserved.

(ii) Scheduled Payments of Incremental Term Loans. In the event that any Incremental Term Loans are made on an Increased Amount Date, Company shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement.

(iii) Revolving Loans. Company shall repay to the Revolving Credit Lenders on the Revolving Loan Commitment Termination Date the aggregate principal amount of all Revolving Loans made to Company and outstanding on such date. Co-Borrower shall repay to the Revolving Credit Lenders on the Revolving Loan Commitment Termination Date the aggregate principal amount of all Revolving Loans made to Co-Borower and outstanding on such date.

(iv) Incremental Revolving Loans. In the event that any Incremental Revolving Loans are made on an Increased Amount Date, Company shall repay such Incremental Revolving Loans made to Company, if any are outstanding, on the Incremental Revolving Loan Commitment Termination Date and Co-Borrower shall repay such Incremental Revolving Loans made to Co-Borrower, if any are outstanding, on the Incremental Revolving Loan Commitment Termination Date.

(v) Swing Line Loans. Company shall repay each Swing Line Loan on the earlier to occur of (a) the date ten (10) Business Days after such Loan is made and (b) the Revolving Loan Commitment Termination Date.

B. Prepayments and Reductions in Revolving Loan Commitment Amount.

(i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of that amount. A Borrower may, upon (i) not less than one (1) Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, (ii) three (3) Business Days’ prior written or telephonic notice in the case of Eurocurrency Rate Loans denominated in Dollars and (iii) four (4) Business Days’ (or five (5), in the case of prepayment of Loans denominated in Special Notice Currencies) prior written or telephonic notice in the case of Eurocurrency Rate Loans denominated in an Alternative Currency, and in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Revolving Loans outstanding in favor of such Borrower on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such notice may be conditional on the effectiveness of a replacement credit agreement or other transaction and may be revoked by Company if such condition is not satisfied, subject to the provisions of Section 2.6. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three (3) Business Days’ (or such shorter period as approved by Administrative Agent) prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount, unless the Revolving Loan Commitment is reduced to equal the Total Utilization of Revolving Loan Commitments, shall be in an aggregate minimum amount of $2,000,000 and multiples of $1,000,000 in excess of that amount. Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share; provided that such notice may be conditional on the effectiveness of another transaction and may be revoked by Company if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv). Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv). The amount of any such Revolving Loan Commitment reduction shall not be applied to the Alternative Currency Sublimit, the sublimit for Letters of Credit, the Co-Borrower Sublimit or the sublimit for Swing Line Loans unless otherwise specified by Company. All fees accrued until the effective date of any termination of the Revolving Loan Commitment shall be paid on the effective date of such termination.

(iii) Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a) Reserved.

(b) Reserved.

(c) Reserved.

(d) Reserved.

(e) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitment Amount. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount in a Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any Cash Collateral was provided by Company and has not been applied to any Obligations pursuant to subsection 2.11C of this Agreement, such amount shall, at the request of Company, be released to Company in accordance with subsection 2.11.

(f) Prepayments Due to Exchange Rate Fluctuations. (i) If Administrative Agent notifies Company at any time that the Total Utilization of Revolving Loan Commitments at such time exceeds an amount equal to 105% of the Revolving Loan Commitments then in effect, then, within five (5) Business Days after receipt of such notice, the applicable Borrower shall prepay its respective Revolving Loans and/or Cash Collateralize its respective Letter of Credit Usage in an aggregate amount sufficient to reduce the Total Utilization of Revolving Loan Commitments as of such date of payment to an amount not to exceed 100% of the Revolving Loan Commitment Amount then in effect; provided, however, that, subject to the provisions of subsection 2.11, the Borrowers shall not be required to Cash Collateralize the Letter of Credit Usage pursuant to this subsection 2.4B(iii)(f) unless after the prepayment in full of the Revolving Loans the Total Utilization of Revolving Loan Commitments exceeds the Revolving Loan Commitment Amount then in effect; (ii) if Administrative Agent notifies Company at any time that the Letter of Credit Usage at such time exceeds an amount equal to 105% of the sublimit for Letters of Credit then in effect, then, within five (5) Business Days after receipt of such notice, the applicable Borrower shall Cash Collateralize its respective portion of the Letter of Credit Usage in an aggregate amount sufficient to reduce the Letter of Credit Usage as of such date of payment to an amount not to exceed 100% of such sublimit for Letters of Credit then in effect, and (iii) if Administrative Agent notifies Company at any time that the Total Utilization of Revolving Loan Commitments attributable to Co-Borrower at such time exceeds an amount equal to 105% of the Co-Borrower Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, Co-Borrower shall prepay its respective Revolving Loans and/or Cash Collateralize its respective Letter of Credit Usage in an aggregate amount sufficient to reduce the Total Utilization of Revolving Loan Commitments attributable to Co-Borrower as of such date of payment to an amount not to exceed 100% of the Co-Borrower Sublimit then in effect. In the case of each of clauses (i), (ii) and (iii), Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. If Administrative Agent notifies Company at any time that the Outstanding Amount of all Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the applicable Borrower shall prepay its respective Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(iv) Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitment Amount.

(a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided that in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, if applicable, to repay such Borrower’s outstanding Swing Line Loans to the full extent thereof (without a corresponding reduction of the Revolving Loan Commitment Amount), and second to repay such Borrower’s outstanding Revolving Loans to the full extent thereof.

(b) Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(e) shall be applied first to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof, and second, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof.

(c) Reserved.

(d) Application of Prepayments to Base Rate Loans and Eurocurrency Rate Loans. Considering Incremental Term Loans, Incremental Revolving Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the applicable Borrower pursuant to subsection 2.6D; provided, however, that such Borrower may elect that the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in a Collateral Account and applied thereafter to prepay the Eurocurrency Rate Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4B(iv), upon expiration of such Interest Periods.

If after giving effect to any reduction of the Revolving Loan Commitments provided for in this Section 2.4, the Alternative Currency Sublimit exceeds the Revolving Loan Commitment Amount, such sublimit shall be automatically reduced by the amount of such excess.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. Except as expressly provided for herein and except with respect to principal of and interest on Loans denominated in Alternative Currency, all payments by any Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Borrower on the next succeeding Business Day. Except as otherwise expressly provided herein, all payments by any Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Funding and Payment Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Administrative Agent (of which the applicable Borrower shall have received at least three (3) Business Days’ advance notice) on the dates specified herein. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, Company shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or Issuing Lender hereunder that such Borrower will not make such payment, Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Lender, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or

Issuing Lender, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate.

(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Except as otherwise provided in subsection 2.12, aggregate principal and interest payments in respect of Revolving Loans shall be apportioned among all outstanding Revolving Loans to which such payments relate, in each case proportionately to the Revolving Lenders’ respective Pro Rata Shares; provided, that all payments in respect of Revolving Loans shall first be applied in the following priority to repay any amounts owing to (i) first, Swing Line Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any Refunded Swing Line Loan pursuant to subsection 2.1A(iii)(b) or (B) purchase a risk participation in an unpaid Swing Line Loan pursuant to subsection 2.1A(iii)(c), and (ii) second, Issuing Lender due to the failure of any Revolving Lender to (A) fund a Revolving Loan for the purpose of repaying any unreimbursed amounts of a drawing under a Letter of Credit pursuant to subsection 3.3B or (B) fund a participation in any such unreimbursed Letter of Credit drawing pursuant to subsection 3.3C; provided further that any payments on the Revolving Loans remaining after the application of the foregoing proviso shall be allocated to each Revolving Lender, excluding Defaulting Lenders, in an amount equal to each such Revolving Lender’s Pro Rata Share of the aggregate payments on the Revolving Loans prior to the application of the foregoing proviso and each Defaulting Lender shall be entitled to receive its Pro Rata Share of any such payments less the amount applied in accordance with the foregoing proviso attributable to such Defaulting Lender. Except as otherwise provided in subsection 2.12 , Administrative Agent shall promptly distribute to each Revolving Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender may make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D. Application of Payments after Event of Default. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, all payments received by Administrative Agent, whether from either Borrower or otherwise, shall, subject to subsections 2.11, 2.12 and 10.24, be applied on behalf of the applicable Loan Party, in each case, in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3 and reasonable and documented compensation to Administrative Agent’s sub-agents and counsel), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the payment of all other Obligations of the applicable Borrower and obligations of the Loan Parties under any Guaranteed Cash Management Agreement and Guaranteed Hedge Agreement for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

(iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, obligations arising under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements may, in Administrative Agent’s discretion, be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Counterparty or Cash Management Bank, as the case may be.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall any payment (or any portion thereof) made by the Co-Borrower be applied to any Obligation or Excluded Swap Obligation of the Company.

2.5	Use of Proceeds.

A. Reserved.

B. Revolving Loans; Swing Line Loans. The proceeds of Revolving Loans and any Swing Line Loans shall be applied by the applicable Borrower (i) to fund the refinancing of all Indebtedness outstanding under the Existing Credit Agreement and the payment of fees and expenses payable on the Closing Date, and (ii) for working capital and other general corporate purposes; provided, however, that the proceeds of Swing Line Loans shall not be used to refinance outstanding Swing Line Loans.

C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurocurrency Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurocurrency Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent or the Requisite Lenders shall have determined in good faith in its (or their) reasonable discretion (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) by reason of circumstances affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate, and whether denominated in Dollars or an Alternative Currency) on the basis provided for in the definition of Eurocurrency Rate (or clause (c) of the definition of Base Rate), Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (a) no Loans may be made or maintained as, or converted to, Eurocurrency Rate Loans in the affected currency or currencies, (b) in the event of a determination described in clause (ii) above with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case of clauses (a) and (b), until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (c) any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan unless such Borrower shall have rescinded such Notice of Borrowing or Notice of Conversion/Continuation by promptly giving written notice of such rescission to Administrative Agent.

C. Illegality or Impracticability of Eurocurrency Rate Loans. In the event that on any date any Lender shall have determined in good faith in its reasonable discretion (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Loans (whether denominated in Dollars or an Alternative Currency) to Co-Borrower, or whose interest is determined by reference to the Eurocurrency Rate, or the charging of interest rates based on upon the Eurocurrency Rate, (i) has become unlawful, or any Government Authority has asserted that it is unlawful, as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the applicable interbank market or the position of such Lender in that market (including in the event that any Government Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market) (except to the extent that the Eurocurrency Rate with respect to such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such Eurocurrency Rate Loan in which case the determination of the Requisite Lenders shall be required as set forth in the succeeding paragraph), then, and in any such event, such Lender shall be an “Affected Lender” and it shall promptly give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make or continue Loans as, or to convert Loans to, Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, (b) if such notice asserts the illegality or impracticability of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case of clauses (a) and (b), until such notice shall be withdrawn by the Affected Lender, (c) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (d) the Affected Lender’s obligation to maintain or continue its outstanding Eurocurrency Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, (e) the Affected Loans shall upon demand by the Affected Lender be prepaid by the applicable Borrower or, if applicable and such Loans are denominated in Dollars, automatically convert into Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate) on the date of such termination and (f) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until Administrative Agent is advised in writing by such Lender that is no longer illegal for such Lender to determine or charge interest based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by a Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, such Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurocurrency Rate Loans in accordance with the terms of this Agreement.

If the Requisite Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice. Any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to the Eurocurrency Rate Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan unless such Borrower shall, subject to the provisions of subsection 2.6D, have rescinded such Notice of Borrowing or Notice of Conversion/Continuation by giving written notice of such rescission to Administrative Agent on the date that Company received notice from Administrative Agent of such determination.

D. Compensation for Breakage or Non-Commencement of Interest Periods. Subject to the provisions of subsection 10.24, the Borrowers shall compensate each Lender for, and hold each Lender harmless from, upon written request by that Lender pursuant to subsection 2.8, all reasonable and documented losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurocurrency Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by Company, (iv) as a consequence of any other default by Company in the repayment of its Eurocurrency Rate Loans when required by the terms of this Agreement, (v) if any assignment of a Eurocurrency Rate Loan occurs on a date prior to the last day of an Interest Period applicable to that Loan as a result of a request by a Borrower pursuant to subsection 2.9, or (vi) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; provided, that the foregoing shall exclude any loss of anticipated profit. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

E. Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurocurrency Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurocurrency Rate Loans at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable currency in the applicable interbank market for such currency, in a comparable amount and for a comparable period, whether or not its Eurocurrency Rate Loans had been funded in such manner.

G. Eurocurrency Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) the Borrowers may not elect to have a Loan be made or maintained as, or converted to, a Eurocurrency Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by a Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied (or have not been waived), to be rescinded by such Borrower.

2.7	Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including Issuing Lender) shall determine in good faith in its reasonable discretion (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Indemnified Taxes (to the extent governed by Section 2.7B) and any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans made by it that are reflected in the definition of Eurocurrency Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the applicable interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, the applicable Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this subsection 2.7A shall not constitute a waiver of such Lender’s right to demand such compensation; provided no Borrower shall be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies the applicable Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B. Taxes.

(i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of a Borrower under this Agreement and the other Loan Documents shall to the extent permissible under applicable law be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes. Without limiting or duplicating the foregoing, the applicable Borrower shall timely pay any Other Taxes to the relevant Government Authority in accordance with applicable laws.

(ii) Grossing-up of Payments. If a Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by such Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a) the applicable Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as such Borrower becomes aware of it;

(b) the applicable Borrower, or other Person, as the case may be, shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c) unless such Tax is an Excluded Tax, the sum payable by the applicable Borrower shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d) within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the applicable Borrower shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by the Borrowers.

(a) The applicable Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability and the basis for and calculation thereof delivered to the applicable Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b) Without limiting the provisions of the foregoing, each Lender shall, and does hereby, indemnify the Borrowers and Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or Administrative Agent) incurred by or asserted against a Borrower or Administrative Agent by any Government Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such

Lender to a Borrower or Administrative Agent pursuant to subsection 2.7B(iv). Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b). The agreements in this clause (b) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

(c) Notwithstanding anything in subsection 10.3 to the contrary, the provisions of subsection 2.7B shall be controlling with respect to a Borrower’s indemnification and other obligations in respect of Taxes except with respect to stamp, documentary and similar taxes.

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Lender shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by a Borrower or Administrative Agent as will enable such Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b) any Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower and Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of such Borrower or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of such Borrower or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) properly completed and duly executed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3) in the case of a Foreign Lender claiming the benefits of the “portfolio interest” exemption under Section 871(h) or 881(c) of the Internal Revenue Code, (A) a statement substantially in the form of Exhibit IX-1, IX-2, IX-3 or IX-4 (each, a “U.S. Tax Compliance Certificate”), as applicable, and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN (or any successor forms); or, to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Form W-8IMY (or any successor forms), accompanied by Internal Revenue Service Form W-8ECI, IRS Form W-8BEN (or any successor forms), a U.S. Tax Compliance Certificate substantially in the form of Exhibit IX-2 or Exhibit IX-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exception, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit IX-4 on behalf of each such direct and indirect partner, and

(4) properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of such Borrower and Administrative Agent that it is an exempt recipient (as defined in Section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of such Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9;

(e) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and the applicable Borrower two (2) original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and the applicable Borrower of its inability to deliver any such forms, certificates or other evidence;

(f) In the event that Borrower is resident for tax purposes in the United States, any Agent that is organized under the laws of the United States, any state thereof or the District of Columbia shall deliver to Borrower on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of Borrower) two copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Agent is exempt from United States federal backup withholding Tax and such other documentation as will enable any payments made to such Agent to be made without withholding and will enable Borrower to determine whether or not such Agent is subject to United States federal backup withholding Tax or information reporting requirements;

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(h) If any Lender, Administrative Agent or other recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes paid or reimbursed by the Loan Parties, such recipient shall promptly pay to Borrower hereunder an amount equal to the refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Agreement with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred in securing such refund by such recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of such recipient, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such recipient in the event such recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will any Lender, Administrative Agent or other recipient be required to pay any amount to Borrower pursuant to this clause (h) the payment of which would place such Lender, Administrative Agent or other recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require such recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other person.

C. Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then, within ten (10) Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction. Failure or delay on the party of any Lender to demand compensation pursuant to the foregoing provisions of this subsection 2.7C shall not constitute a waiver of such Lender’s right to demand such compensation; provided no Borrower shall be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be final and conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation.

Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) would not subject such Lender or Issuing Lender, as the case may be, to any unreimbursed cost or expense and, as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless the Borrowers agree to pay all reasonable and documented incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above. Notwithstanding anything to the contrary contained in this Agreement, no Lender shall be entitled to receive any amount under subsection 2.6C or section 2.7 as a result of a change in any lending office which is greater than such Lender would have been entitled to receive immediately prior to such change in lending office, unless the transfer occurred at a time when circumstances giving rise to the claim for such amount did not exist.

2.9	Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender claiming compensation or reimbursement pursuant to subsection 2.6D or 2.7, a Revolving Lender becomes a Defaulting Lender, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement (other than a consent to participate in the extensions of credit provided for in subsection 2.10) that, (1) pursuant to subsection 10.6, requires consent of 100% of the Lenders (other than Defaulting Lenders) or 100% of the Lenders (other than Defaulting Lenders) with Obligations directly affected and (2) Requisite Lenders have otherwise consented to or a Lender becomes an Affected Lender, (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee (none of whom shall constitute a Defaulting Lender at the time of such replacement) to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon ten (10) days prior written notice to the Subject Lender and Administrative Agent, then Company may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate all of its interests, rights (other than existing rights to payments pursuant to subsections 2.6D or 2.7) and obligations under the Agreement and the related Loan Documents to another Lender or an Eligible Assignee;

provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, and/or 2.7 (if applicable) and all amounts under subsection 10.1B with respect to any deficiencies owed by any Subject Lender that is a Defaulting Lender) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, (4) in the case of any such assignment resulting from the claim for compensation under subsection 2.7A or payments required to be made under subsection 2.7B, such assignment will result in a reduction in such compensation or payments thereafter, and (5) such assignment does not conflict with applicable laws and (6) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders (other than Defaulting Lenders) with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders (other than Defaulting Lenders)), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include all Loans and Commitments of such Non-Consenting Lender.

2.10	Incremental Term Loan Commitments and Revolving Loan Commitments.

A. Company may, by written notice to Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Loans, as the case may be, in their own discretion; provided, that each Incremental Term Lender and/or Incremental Revolving Lender, if not already a Lender hereunder (or an Affiliate of a Lender or an Approved Fund of a Lender), shall be subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments are requested to become effective (the “Increased Amount Date”) and (iii) whether any such Incremental Revolving Loan Commitments are to be Revolving Loan Commitments or commitments to make revolving loans with terms different from the Revolving Loans (“Other Revolving Loans”).

B. The Borrowers and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to Administrative Agent an Incremental Assumption Agreement and such other documentation as Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Loan Commitment of such Incremental Revolving Loan Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans and/or Incremental Revolving Loans to be made thereunder; provided, that, without the prior written consent of the Requisite Lenders, (i) the final maturity date of any Incremental Term Loans or Other Revolving Loans shall be no earlier than the Revolving Loan Commitment Termination Date and (ii) the interest rate margin in respect of any Incremental Term Loan entered into on or before the 18-month anniversary of the Closing Date shall not exceed the applicable Eurocurrency Rate Margin or Base Rate Margin for the Revolving Loans by more than 0.50% (it being understood that any such increase may take the form of fees or original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such applicable Eurocurrency Rate Margin or Base Rate Margin, such applicable Eurocurrency Rate Margin or Base Rate Margin shall be increased so that the interest rate margin in respect of such Incremental Term Loan (giving effect to any fees or OID issued in connection with such Incremental Term Loan or Other Revolving Loan) is no more than 0.50% higher than the applicable Eurocurrency Rate Margin or Base Rate Margin for the Revolving Loans. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced thereby as provided for in subsection 10.6 (such terms may include mandatory prepayments resulting from, among other things, asset sales, debt and equity issuances and insurance and condemnation proceeds). Any such deemed amendment may be memorialized in writing by Administrative Agent with Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

C. Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Loan Commitment shall become effective under this subsection 2.10 unless (i) on the date of such effectiveness, the conditions set forth in subsection 4.2 shall be satisfied or waived and Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the applicable Borrower, (ii) Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under subsection 4.1 and (iii) Company would be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and/or Incremental Revolving Loan Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

2.11	Cash Collateral.

A. Certain Credit Support Events. Upon the request of Administrative Agent or Issuing Lender (i) if Issuing Lender has honored any full or partial drawing request under any

Letter of Credit and such drawing has resulted in a reimbursement obligation under such Letter of Credit, which has not been reimbursed, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Usage for any reason remains outstanding, Company shall, in each case, immediately (and in any event within three (3) Business Days if attributable to a Defaulting Lender) Cash Collateralize the then Outstanding Amount of all Letter of Credit Usage. At any time that there shall exist a Defaulting Lender, immediately (and in any event within three (3) Business Days) upon the request of Administrative Agent, Issuing Lender or Swing Line Lender, Company shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.12A(iv) and any Cash Collateral provided by the Defaulting Lender).

B. Grant of Security Interest. All Cash Collateral shall be maintained in deposit accounts with the Administrative Agent and in the name of the Administrative Agent. Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, Issuing Lender and the Lenders (including Swing Line Lender), and agrees to maintain, a first priority (subject to any Permitted Encumbrances identified in clause (i) of the definition of Permitted Encumbrances) security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to subsection 2.11C. If at any time Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Company or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

C. Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this subsection 2.11 or subsections 2.1A(iii), 3.1, 2.12 or Section 8 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific Letter of Credit Usage, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

D. Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with subsection 10.1)) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Potential Event of Default or Event of Default (and following application as provided in this subsection 2.11 may be otherwise applied in accordance with subsection 2.4D), and (y) the Person providing Cash Collateral in respect of Fronting Exposure and Issuing Lender or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.12	Defaulting Lenders.

A. Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in subsection 10.6.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to subsection 10.4), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Issuing Lender or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by Issuing Lender or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the applicable Borrower may request (so long as no Potential Event of Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the applicable Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Event of Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans under any facility hereunder or drawings resulting in reimbursement obligations under a Letter of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or reimbursement obligations under a Letter of Credit which were not so funded were made at a time when the conditions set forth in subsection 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations under a Letter of Credit not so funded owed to, all Non-Defaulting Lenders under the applicable facility hereunder on a pro rata basis (and ratably under all applicable facilities hereunder computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or reimbursement obligations under a Letter of Credit no so funded owed to, that Defaulting Lender under the applicable facility hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection 2.12A(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to subsection 2.3A for any period during which that Lender is a Defaulting Lender (and Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in subsection 3.2.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Revolving Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to subsections 3.3 and 2.1A(iii), respectively, the “Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Potential Event of Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Loan Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

B. Defaulting Lender Cure. If Company, Administrative Agent, Swing Line Lender and Issuing Lender agree in writing in their sole discretion that a Defaulting Lender with a Revolving Loan Commitment should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Pro Rata Shares (without giving effect to subsection 2.12A(iv)), whereupon that Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3.	LETTERS OF CREDIT

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of Company or Co-Borrower for the general corporate purposes of Company, Co-Borrower or a Subsidiary of Company. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Issuing Lender may, but shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $40,000,000;

(iii) Standby Letter of Credit having an expiration date later than the earlier of (a) the Letter of Credit Expiration Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that (i) the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; provided, however, that in no event shall an expiration date of any Standby Letter of Credit so extended be later than the Revolving Loan Commitment Termination Date (unless such Letter of Credit is Cash Collateralized on or prior to the date that is fifteen days prior to the Revolving Loan Commitment Termination Date in a manner acceptable to Issuing Lender); (ii) Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension and that Issuing Lender shall give notice to Company of such election and (iii) Standby Letters of Credit may have an expiration date later than the Letter of Credit Expiration Date to the extent such Letter of Credit is Cash Collateralized on or prior to the date that is fifteen days prior to the Letter of Credit Expiration Date in a manner acceptable to Issuing Lender;

(iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the Letter of Credit Expiration Date (unless such Letter of Credit is Cash Collateralized on or prior to the date that is fifteen days prior to the Letter of Credit

Expiration Date in a manner acceptable to Issuing Lender) and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit (in each case, unless Issuing Lender agrees to extend such Commercial Letter of Credit) or (b) that otherwise would violate one or more policies of Issuing Lender applicable to letters of credit generally; or

(v) except as otherwise agreed by Administrative Agent and Issuing Lender, any Letter of Credit denominated in a currency other than Dollars or an Alternative Currency; or

(vi) any Letter of Credit in a requested currency, if Issuing Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in such requested currency.

Notwithstanding anything to the contrary herein, Issuing Lender shall be under no obligation to issue, renew, extend or amend any Letter of Credit if at the time of such issuance, renewal, extension or amendment there is any Defaulting Lender, unless Issuing Lender has entered into arrangements reasonably satisfactory to it and Company or any of its Subsidiaries for whose account such Letter of Credit has been requested or issued to eliminate such Issuing Lender’s risk with respect to the Defaulting Lender, including (a) by Cash Collateralizing (in Dollars) such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage in accordance with subsections 2.11 and 2.12 or (b) reallocating such Defaulting Lender’s Fronting Exposure to Non-Defaulting Lenders in accordance with subsection 2.12.

The Borrowers’ reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement. Citizens Bank shall be the Issuing Lender on all Letters of Credit issued after the Closing Date. The Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued as Letters of Credit hereunder and subject to and governed by the terms of this Agreement.

For the avoidance of doubt, to the extent a Letter of Credit is Cash Collateralized on or prior to the date that is fifteen days prior to the Revolving Loan Commitment Termination Date in a manner acceptable to Issuing Lender pursuant to this Section 3.1A, the Lenders hereunder shall be released from their reimbursement obligations with respect to such Letters of Credit.

B. Mechanics of Issuance.

(i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 12:00 Noon (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 12:00 Noon (in the time zone of such office of the Issuing Lender) on such business day.

(ii) [Intentionally omitted].

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender’s standard operating procedures.

(iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment

C. Revolving Lenders’ Purchase of Participations in Letters of Credit. On the Closing Date with respect to each Existing Letter of Credit and immediately upon the issuance of each other Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2	Letter of Credit Fees.

Company agrees to pay the following amounts, in Dollars, with respect to Letters of Credit issued hereunder:

(i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (b) subject to subsection 2.12A, a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurocurrency Rate Margin for Revolving Loans, plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; provided that, in accordance with subsection 2.12, if any Revolving Lender becomes a Defaulting Lender and a Borrower has provided Cash Collateral with respect to such Defaulting Lender’s Pro Rata Share of Letter of Credit Usage, such Defaulting Lender shall not be entitled to its Pro Rata Share of such letter of credit fee during the time that Cash Collateral is provided by the applicable Borrower and such share of the letter of credit fee shall be retained by Company; and

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined in accordance with subsection 1.7.

3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) Same Day Funds the amount of such drawing, such reimbursement to be in the currency in which such Letter of Credit is denominated unless (A) Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Company shall have notified Issuing Lender promptly following receipt of the notice of drawing that Company will reimburse Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, Issuing Lender shall notify Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 12:00 Noon (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the

Reimbursement Date in an amount in Dollars (based on the Dollar Equivalent amount in the case of a drawing under a Letter of Credit denominated in an Alternative Currency) equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.3B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such drawing, Company shall reimburse Issuing Lender, on demand, in an amount in Dollars (based on the Dollar Equivalent amount with respect to any Letter of Credit denominated in an Alternative Currency) in Same Day Funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B. If any portion of any such amount paid (or deemed to be paid) to Issuing Lender should be recovered by or on behalf of Company from Issuing Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than Issuing Lender) shall make available (and Administrative Agent may apply Cash Collateral provided for this purpose) an amount equal to its respective participation, in Dollars (based on the Dollar Equivalent amount with respect to any Letter of Credit denominated in an Alternative Currency), in Same Day Funds, at the Funding and Payment Office, not later than 12:00 Noon (New York City time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to Issuing Lender, in Same Day Funds, at the office of Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Overnight Rate for three Business Days and thereafter at the Base Rate, plus any administrative, processing or similar fees customarily charged by Issuing Lender in connection with the foregoing. Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from Issuing Lender any amounts made available to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence, willful misconduct or breach in bad faith on the part of Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Company. In the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Company. Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by Issuing Lender, interest on the amount paid by Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the non-default rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company.

Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

3.4	Obligations Absolute.

The obligation of Company to reimburse Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing; or

(viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Company or any Subsidiary or in the relevant currency markets generally;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence, willful misconduct or breach in bad faith of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5	Nature of Issuing Lenders’ Duties.

As between Company and Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising out of the gross negligence, willful misconduct or breach in bad faith of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and Issuing Lender to issue Letters of Credit hereunder are subject to the satisfaction or waiver of the following conditions.

4.1	Conditions to Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction or waiver of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders or to Administrative Agent the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary, assistant secretary or similar officer of the applicable Loan Party, together with a good standing certificate (or equivalent document, if applicable) from the Secretary of State of its jurisdiction of organization each dated a recent date prior to the Closing Date;

(ii) copies of the Organizational Documents of Co-Borrower, certified by an Officer of the Co-Borrower, together (A) with an extract from the Luxembourg Trade and Companies Registry (the RCS) dated no earlier than the Closing Date, (B) a negative certificate (certificat négatif) issued by the RCS in respect of such Person, dated the same date as the Closing Date, stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the RCS of any court order regarding, amongst others, a (1) bankruptcy adjudication against such Person, (2) reprieve from payment (sursis de paiement), (3) controlled management (gestion contrôlée) or (4) composition with creditors (concordat préventif de faillite);

(iii) resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary, assistant secretary or similar officer, or a duly appointed signatory, of such Person as being in full force and effect without modification or amendment;

(iv) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(v) executed originals of the Loan Documents to which such Person is a party; and

(vi) in relation to Co-Borrower, a certification by an Officer that, on the Closing Date, such Loan Party rents its own offices and does not fall within the scope of the Luxembourg law of 31 May 1999, as amended, regarding the domiciliation of companies.

B. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent, the Agents and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C. Corporate and Capital Structure; Ownership. The corporate organizational structure, capital structure and ownership of Company and its Subsidiaries shall be as set forth on Schedule 4.1C annexed hereto; provided, however, that the ownership of Company shall not be included on such schedule.

D. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth in this subsection 4.1D shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

E. Financial Statements; Pro Forma Balance Sheet; Projections. On or before the Closing Date, Lenders shall have received from Company (i) the audited and unaudited financial statements of Company and its Subsidiaries described in Schedule 5.3 and (ii) projected annual financial statements (including balance sheets and income and cash flow statements) for the five-year period after December 31, 2015.

F. Opinions of Counsel to Loan Parties. Lenders shall have received executed copies of one or more favorable written opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Loan Parties, and (ii) Loyens & Loeff, counsel for Co-Borrower, each dated as of the Closing Date and reasonably satisfactory to Administrative Agent and as to such matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G. Financial Covenant Compliance. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company reasonably satisfactory to the Administrative Agent dated the Closing Date, substantially in the form of Exhibit VII annexed hereto and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the initial funding of Loans hereunder, Company and all of its Subsidiaries on a consolidated basis will be in Pro Forma Compliance with each of the financial covenants set forth in Section 7.6 as of the Closing Date.

H. Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect.

I. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending.

J. Reserved.

K. No Material Adverse Effect. Since December 31, 2015, no event or change shall have occurred that has had, or could reasonably be expected to have, a material adverse effect upon the business, operations, properties or financial condition of Company and its Subsidiaries taken as a whole.

L. Matters Relating to Existing Indebtedness of Company and its Subsidiaries. On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full all Indebtedness under the Existing Credit Agreement, and (ii) terminated any commitments to lend or make other extensions of credit thereunder.

M. Patriot Act Compliance. Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.2	Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of the applicable Borrower.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents (excluding the representation appearing in Section 5.4 hereof) shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth in this subsection 4.2B(i) shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii) In the case of any Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Administrative Agent or the Requisite Lenders would make it impracticable for such Loan to be denominated in the relevant Alternative Currency.

4.3	Conditions to Letters of Credit.

The issuance of any Letter of Credit by Issuing Lender hereunder is subject to the following conditions precedent:

A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B. On or before the date of issuance of such Letters of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letters of Credit.

C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsections 4.2B(i) and 4.2B(ii) shall be satisfied or waived to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

D. In the case of any Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Administrative Agent or Issuing Lender would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.

SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender on the Closing Date and on each other date required pursuant to Section 4.2B that:

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each Borrower is an entity duly organized or formed, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation or organization. Each Borrower has all requisite power and authority to (i) own and operate its properties, to carry on its business as now conducted and as proposed to be conducted except where failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each Borrower is qualified to do business and in good standing (where applicable) and validly existing (where applicable) in every jurisdiction wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

C. Subsidiaries. As of the Closing Date, all of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto. As of the Closing Date, each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is duly organized, validly existing and/or, where applicable, in good standing under the laws of its respective jurisdiction of organization or formation set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing (where applicable) in every jurisdiction wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, Schedule 5.1 annexed hereto correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, (ii) violate any provision of the Organizational Documents of any Loan Party, (iii) violate any order, judgment or decree of any court or other Government Authority binding on any Loan Party, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party, (v) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under this Agreement in favor of the Administrative Agent (for the benefit of the Lenders) or otherwise permitted by this Agreement) or (vi) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its

Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except, in the case of clauses (i), (iii) and (iv), to the extent such violation or conflict could not reasonably be expected to result in a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except those as have been obtained or made and are in full force and effect and those the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to enforceability (whether considered in a proceeding in equity or at law).

5.3	Financial Condition.

Company has heretofore delivered to Administrative Agent the financial statements and information set forth in Schedule 5.3.1 All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

5.4	No Material Adverse Change.

Since December 31, 2015, as of the Closing Date, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect, except for such events or changes that constitute a Disclosed Matter.

5.5	Title to Properties; Liens; Intellectual Property.

A. Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid license rights in (in the case of license rights in Intellectual Property) or (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such

[1]	NTD: Please provide.

financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7, and except for such irregularities or deficiencies in title which individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Reserved.

C. Intellectual Property. As of the Closing Date, to the knowledge of Company or any of its Subsidiaries, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Company or any of its Subsidiaries, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Company or any of its Subsidiaries, as of the Closing Date, the use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6	Litigation; Adverse Facts.

There are no Proceedings at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except such Proceedings that constitute a Disclosed Matter. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except, in each case, for such violations or defaults that constitute a Disclosed Matter.

5.7	Payment of Taxes.

Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Company knows of no material proposed tax assessment against Company or any of its Subsidiaries that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8	[Reserved].

5.9	Governmental Regulation.

Neither Company nor any of its Subsidiaries is an “investment company,” or an “affiliated company” or a “principal underwriter” of an “investment company” as such terms are defined in the Investment Company Act of 1940.

5.10	Securities Activities.

A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. No part of the proceeds of the Loans made to Company will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose, in each case, that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.11	Employee Benefit Plans.

A. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan that is not a Multiemployer Plan, and have performed all their material obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be so qualified in form, as evidenced by a current determination letter, and Company and each of its Subsidiaries and ERISA Affiliates are not aware of any facts pertaining to the operation of any such Employee Benefit Plan that would be expected to result in disqualification of any such plan.

B. No ERISA Event has occurred or is reasonably expected to occur except for such ERISA Events that (i) could not reasonably be expected to result in a Material Adverse Effect or (ii) constitute a Disclosed Matter.

C. As of the Closing Date, except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Domestic Subsidiaries, other than Employee Benefit Plans that have been taken into account in developing the FAS 106 cost figure disclosed to Lenders.

D. As of the most recent annual valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001 (a)(1 8) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), would not, were Company to be required to immediately fund such unfunded benefit liabilities on a plan termination basis, have a Material Adverse Effect.

E. As of the most recent annual valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 422 1(e) of ERISA, would not, were Company to be required to immediately fund such liabilities, have a Material Adverse Effect.

5.12	Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

5.13	Environmental Protection.

(i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except such orders, decrees or settlement agreements that constitute a Disclosed Matter.

(ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, except for letters or requests that constitute a Disclosed Matter, or that have been fully resolved or would not reasonably be expected to result in a Material Adverse Effect.

(iii) there are and, to Company’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, except for Environmental Claims that constitute a Disclosed Matter.

(iv) Company has an environmental management system that demonstrates a commitment to environmental compliance and guides each of its Subsidiaries’ operations on (a) preparing and updating written procedures covering material regulatory areas, (b) document compliance, (c) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (d) training employees to comply with applicable environmental requirements and updating such training as necessary, (e) investigating environmental incidents and implementing improvement actions and (f) performing regular internal compliance audits and ensuring correction of any incidents of non-compliance detected by means of such audits.

(v) compliance with all requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, except for such compliance with Environmental Laws that constitute a Disclosed Matter.

5.14	Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.15	Anti-Corruption Laws.

Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party and its Subsidiaries with applicable Anti-Corruption Laws, and each Loan Party and its Subsidiaries are in compliance with applicable Anti-Corruption Laws, except where its failure to be incompliance could not reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party, any of its Subsidiaries, or any director or officer thereof, nor, to the Borrower’s knowledge, any employee, Affiliate, agent or representative of any Loan Party or of any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any such Loan Party or Subsidiary, directly or indirectly (i) used any corporate funds of any such Loan Party or any such Subsidiary for any contribution, gift, entertainment or other expenses relating to political activity, in each case, in violation of any applicable Anti-Corruption Law, (ii) made any direct or indirect payment to any foreign or domestic government official or employee in violation of any applicable Anti-Corruption Law, or (iii) violated or is in violation, in any material respect, of any provision of applicable Anti-Corruption Law if, in each case, such use, payment or violation could reasonably be expected to result in a Material Adverse Effect. No Borrowing or Letter of Credit, or use of proceeds will violate applicable Anti-Corruption Laws.

5.16	Disclosure.

No representation or warranty (other than any projections, pro forma financial information and other written information of a general economic or industry nature) of Company or any of its Subsidiaries contained in the Lender Presentation or in any Loan Document or in any other document or certificate furnished (in each case as modified or supplemented by other information so furnished) to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement at the time furnished contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances in which the same were made. Any projections, pro forma financial information and other written information of general economic or industry nature contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the date hereof, there are no facts known to Company (other than effects resulting from changes of a general economic or industry nature or in legal standards or regulatory conditions) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein, in the Loan Documents or in the documents referred to in the definition of “Disclosed Matters”.

5.17	EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

5.18	Foreign Assets Control Regulations, etc.

To the knowledge of Company, neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries and, to the knowledge of Company, none of its Affiliates (a) is a Sanctioned Person or (b) engages in any dealings or transactions, or be otherwise associated, with any Sanctioned Person in violation of any Sanctions Laws. Company and its Subsidiaries and, to the knowledge of Company, its Affiliates are in compliance, in all material respects, with the Patriot Act. None of the Loan Parties or their Subsidiaries or, to the knowledge of Company, their respective Affiliates is in violation of any Sanctions Laws.

5.19	Representations as to Co-Borrower.

Each of Company and Co-Borrower represents and warrants to Administrative Agent and the Lenders that:

(i) The Co-Borrower is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Co-Borrower, the “Applicable Co-Borrower Documents”), and the execution, delivery and performance by such Co-Borrower of the Applicable Co-Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Co-Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which the Co-Borrower is organized and existing in respect of its obligations under the Applicable Co-Borrower Documents.

(ii) The Applicable Co-Borrower Documents are in proper legal form under the laws of the jurisdiction in which the Co-Borrower is organized and existing for the enforcement thereof against the Co-Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Co-Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Co-Borrower

Documents that the Applicable Co-Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the Co-Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Co-Borrower Documents or any other document, except for (x) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Co-Borrower Document or any other document is sought to be enforced and (y) any charge or tax as has been timely paid.

(iii) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Government Authority in or of the jurisdiction in which the Co-Borrower is organized and existing either (x) on or by virtue of the execution or delivery of the Applicable Co-Borrower Documents or (y) on any payment to be made by the Co-Borrower pursuant to the Applicable Co-Borrower Documents.

(iv) The Co-Borrower rents its own offices and does not fall within the scope of the Luxembourg law of 31 May 1999, as amended, regarding the domiciliation of companies.

(v) For the purposes of the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings (the “EU Regulation”), in relation to the Co-Borrower, the Co-Borrower’s center of main interest (as that term is used in Article 3(1) of the EU Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the EU Regulation) in any other jurisdiction. For the Co-Borrower, the place of the central administration (siège de l’administration central) within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended, is in Luxembourg.

(vi) No foreign controls are currently in effect in the Grand-Duchy of Luxembourg and no foreign exchange control authorizations by any Governmental Authority in the Grand-Duchy of Luxembourg are currently required for the execution, delivery and performance of any Loan Document and the transactions contemplated thereby.

SECTION 6.	COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than (x) Unasserted Obligations and (y) obligations and liabilities under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements) and the cancellation or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Bank shall have been made), unless Requisite Lenders shall otherwise give written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent (and the Administrative Agent will deliver to the Lenders):

(i) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default or (b) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) copies of the unaudited condensed consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited condensed consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter (with respect to condensed consolidated statements of income) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (except for the unaudited condensed consolidated balance sheet, which will be compared to the condensed consolidated balance sheet for the prior Fiscal Year-end), all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, prepared in accordance with GAAP, and (b) a narrative report describing the operations of Company and its Subsidiaries which report meets the requirements of Item 303 of Regulation S-K promulgated under the Securities Act for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; provided that posting of such information on the EDGAR Website in the ordinary course of business shall constitute delivery for purposes of this subsection 6.1(ii);

(iii) Year-End Financials: as soon as available and in any event within seventy five (75) days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries which report meets the requirements of Item 303 of Regulation S-K promulgated under the Securities Act for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Pricewaterhouse Coopers LLP or other independent registered public accounting firm of recognized national standing selected by Company, which report shall be unqualified, shall express no doubts, assumptions or qualifications (whether in the opinion itself or in any explanatory paragraph within such report) concerning the ability of Company and its Subsidiaries to continue as a going concern (other than any qualification, exception or explanatory paragraph that is expressly solely with respect to, or resulting solely from, an upcoming maturity date under the Agreement occurring within one year from the time such report is delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with standards of the Public Company Accounting Oversight Board (United States); provided that posting of such information on the EDGAR Website in the ordinary course of business shall constitute delivery for purposes of this subsection 6.1(iii);

(iv) Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes) demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7.6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period.

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3 (including any determination by Company referred to in subsection 2.2(A)(iii)), the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii) or (iii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, solely if and to the extent required by the Securities Act and requested by Administrative Agent in the exercise of its reasonable credit judgment; (a) together with the first delivery of financial statements pursuant to subdivision (ii) or (iii) of this subsection 6.1 following such change, consolidated financial statements (or the relevant portions thereof ) of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii) or (iii) of this subsection 6.1 following such change, if and to the extent required pursuant to subsection 1.2 and by the Securities Act (and requested by Administrative Agent in the exercise of its reasonable credit judgment), a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent registered public accounting firm giving the report thereon stating whether in connection with their audit, nothing came to their attention that caused them to believe that Company failed to comply with the terms, covenants, provisions or conditions of the specific terms of the Agreement as they relate to accounting matters that will be subject to auditing procedures during the course of the audit;

(vii) [Reserved]:

(viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases concerning material developments in the business of Company or any of its Subsidiaries; provided that posting of such information on the EDGAR Website (or, in the case of press releases, posting on Company’s website on the Internet at the website address www.hexcel.com or another website address provided by Company in a written notice to Administrative Agent) in the ordinary course of business shall constitute delivery for purposes of this subsection 6.1(viii);

(ix) Litigation or Other Proceedings: within fifteen (15) days of any Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous written threat of, any Proceeding against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Administrative Agent or (2) any material development in any Proceeding that, in any case:

(x) has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(x) ERISA Events: promptly upon an Officer becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event which is reasonably likely to cause a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, projections of Company and its Subsidiaries prepared on a monthly basis for such Fiscal Year, in substantially the same form and substance as the projections delivered to Administrative Agent prior to the Closing Date;

(xii) [Reserved];

(xiii) Patriot Act, Etc. with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.18 reasonably requested by any Lender through Administrative Agent; and

(xiv) Other Information: with reasonable promptness, such other information with respect to the operation, business affairs and financial condition of Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender acting through Administrative Agent; and

6.2	Existence, Etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof would not in the aggregate have a Material Adverse Effect.

6.3	Payment of Taxes and Claims; Tax.

A. Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other material governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if (x) it is being contested in good faith by appropriate proceedings, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or (y) the failure to pay could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4	Maintenance of Properties; Insurance.

A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof all as in the judgment of Company or such Subsidiary may be necessary so that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this subsection 6.4A shall prevent (i) Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its tangible properties if such discontinuance is, in the judgment of Company or such Subsidiary, desirable in the conduct of its business and that does not in the aggregate have a Material Adverse Effect or (ii) any Company or any of its Subsidiaries from consummating any transaction permitted by this Agreement.

B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; it being understood that Administrative Agent, on behalf of Lenders, will not be named as additional insured and/or loss payee thereunder.

6.5	Inspection Rights; Lender Meeting.

A. Inspection Rights. Subject to requirements of applicable law and to the rights of tenants or licensees of such property, Company shall, and shall cause each of its Subsidiaries to, permit Lenders, through Administrative Agent or its designated representatives or, after the occurrence and during the continuance of an Event of Default, any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records and shareholder or debt instruments registers (provided, that if any information contained therein is identified as confidential to the Person making such visit and inspection, then such information shall be handled in accordance with subsection 10.18 hereof), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours not more than once in any Fiscal Year or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6	Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws, Anti-Corruption Laws and Sanctions Laws), except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

6.7	Environmental Matters.

A. Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more

Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries regarding any matter that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, a copy of any and all written communications with respect to (a) any Environmental Claims, (b) any Release required to be reported to any Government Authority, and (c) any request for information from any Government Authority that suggests such Government Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations of which the failure to maintain could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B. Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

Company shall as promptly as practicable under the circumstances take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; provided, that nothing in this subsection shall preclude Company from (x) contesting in good faith such alleged violations of applicable Environmental Laws or (y) asserting reasonable defenses to such Environmental Claims.

6.8	Reserved.

6.9	Reserved.

6.10	Reserved.

6.11	Approvals and Authorizations.

Company shall maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Government Authority of the jurisdiction in which Co-Borrower is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are material to its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.	COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than (x) Unasserted Obligations and (y) obligations and liabilities under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements) and the cancellation or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Bank shall have been made), unless Requisite Lenders shall otherwise give written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1	Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) the Obligations;

(ii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases in an aggregate amount not to exceed $50,000,000 at any time;

(iii) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and any Permitted Refinancings thereof;

(iv) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(v) Indebtedness of Company or any Subsidiary owing to Company or to another Subsidiary;

(vi) Indebtedness owing to employees in connection with a non-qualified benefit plan;

(vii) Indebtedness incurred pursuant to any Cash Collateral arrangement;

(viii) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing);

(ix) Indebtedness consisting of the financing of insurance premiums;

(x) unsecured Indebtedness of (a) the Company and (b) the Co-Borrower, provided that in the case of this clause (b), the Company and its Subsidiaries are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.6 on a consolidated basis at the time of incurrence of such Indebtedness;

(xi) Indebtedness of any Foreign Subsidiary in a principal amount not to exceed €70,000,000 at any time and any guarantees of such Indebtedness by the Company or any Subsidiary; and

(xii) additional Indebtedness in an aggregate principal amount at the time of incurrence that, when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees) with the amount of all other outstanding Indebtedness incurred pursuant to this subsection 7.1(xii), and, without duplication, the amount of all other outstanding Indebtedness of the Company and its Subsidiaries subject to a Lien permitted under subsection 7.2(xvi), determined as of the date of such incurrence (and after giving pro forma effect to such proposed incurrence), shall not exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding such date of incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to subsection 6.1 (it being acknowledged and agreed that no Potential Event of Default or Event of Default shall be deemed to have occurred if the aggregate amount of all such outstanding Indebtedness incurred under this subsection 7.1(xii), when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees) with the amount of all other outstanding Indebtedness of the Company and its Subsidiaries subject to a Lien permitted under subsection 7.2(xvi), shall at a later time exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries so long as at the time of each such incurrence under this subsection 7.1(xii), each such incurrence was permitted to be made under this subsection 7.1(xii)).

7.2	Liens.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or authorize to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) any Lien on any property or assets of a Subsidiary of the Company in favor of the Company or any other Subsidiary;

(iii) Liens to secure Indebtedness permitted by subsection 7.1(ii); provided, however, that the Lien shall apply only to the asset so acquired or leased and proceeds thereof;

(iv) Liens described in Schedule 7.2 annexed hereto and any renewals or extensions thereof;

(v) [reserved];

(vi) [reserved];

(vii) any Lien imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such lien is being contested in good faith and adequate reserves, if any, in accordance with GAAP are being maintained thereunder;

(viii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or which are being contested in good faith;

(ix) Liens securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (B) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (C) other non- delinquent obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(x) Liens created by or resulting from any litigation or other similar proceeding that is being contested in good faith, including Liens arising out of judgments or awards against the Company or its Subsidiaries with respect to which the Company or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment Liens which are satisfied within 60 days of the date of judgment or liens incurred by the Company or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Subsidiaries is a party;

(xi) Liens on any Cash Collateral provided pursuant to the terms of this Agreement;

(xii) any Lien created in connection with a transaction financed with, and created to secure Indebtedness that is not recourse to, assets of Company or those of any Subsidiary;

(xiii) easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses and the businesses of its Subsidiaries, taken as a whole;

(xiv) Liens on any property or assets incurred in connection with any obligations arising under any industrial revenue bonds, pollution control bonds or any other issuance of tax-exempt governmental obligations;

(xv) [reserved]; and

(xvi) additional Liens securing obligations of the Company and its Subsidiaries, provided that the aggregate amount of such obligations at the time of incurrence, when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees) with the aggregate principal amount of all Indebtedness incurred pursuant to subsection 7.1(xii), shall not exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding the date of such incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to subsection 6.1 (it being acknowledged and agreed that no Default shall be deemed to have occurred if the value of all such obligations subject to such Liens incurred under this subsection 7.2(xvi), when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees), shall at a later time exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries so long as at the time of each such incurrence each such incurrence was permitted to be made under this subsection 7.2(xvi).

7.3	[Reserved].

7.4	Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit and Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of other letters of credit in an aggregate amount not to exceed at any time $10,000,000;

(ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedge Agreements not for speculative purposes (as a direct obligor or as a guarantor of Company or its Subsidiaries);

(iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets and in respect of earn-out obligations, customary indemnification and purchase price adjustment obligations incurred in connection with acquisitions;

(iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees and other similar arrangements of the obligations of Company and its Subsidiaries which arise in the ordinary course of business;

(v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1;

(vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto and any extension or renewal thereof;

(vii) Company or a Subsidiary of Company may become and remain liable with respect to Contingent Obligations assumed in connection with an acquisition; provided that such Contingent Obligations are not created in anticipation of such acquisition; and

(viii) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $15,000,000.

7.5	[Reserved].

7.6	Financial Covenants.

A. Minimum Interest Coverage Ratio. Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense for any four Fiscal Quarter period to be less than 3.50:1.00.

B. Maximum Consolidated Leverage Ratio. Company shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter to exceed 3.50:1.00.

7.7	Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), license, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, except:

(i) any Subsidiary of Company may be merged or consolidated with or into Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company; provided that, in the case of such a merger or consolidation, Company shall be the continuing or surviving Person;

(ii) any Subsidiary of Company may be merged or consolidated with or into any other Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary of Company;

(iii) an Asset Sale identified on Schedule 7.7 to the Disclosure Letter;

(iv) (iv) assignments and licenses of Intellectual Property of Company or any Subsidiary between or among Company and its Subsidiaries, and licenses (a) to Joint Ventures or (b) in the ordinary course of business;

(v) leases of owned real property and subleases of leased real property, in each case, not interfering in any material respect with the operations of Company and its Subsidiaries;

(vi) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets (other than assets described in clause (iii)(c) or (d) of the definition of Asset Sale) shall be in an amount at least equal to the fair market value thereof (as determined in good faith by Company);

(vii) Company and its Subsidiaries may dispose of used, obsolete, worn out or surplus property in the ordinary course of business;

(viii) Company and its Subsidiaries may make other Asset Sales; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (as determined in good faith by Company); (b) at least 75% of the consideration received shall be cash, Cash Equivalents or notes payable that are scheduled to mature less than 366 days from the date of such Asset Sale; (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto and (d) no such Asset Sale, or series of related Asset Sales, shall result in all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, having been sold or otherwise disposed of;

(ix) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may sell, transfer, dispose of or discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(x) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(xi) (a) all or any part of the business, property or assets of the Company may be conveyed, sold, leased, transferred or otherwise disposed of to any Subsidiary of Company; (b) Company may enter into any merger or consolidation with any Person if the Company is the surviving Person; and (c) any Subsidiary of the Company may enter into any merger or consolidation with any Person (provided that if such merger or consolidation of such Subsidiary is in connection with an Asset Sale, such Asset Sale is otherwise in compliance with this Section 7.7);

(xii) Company and its Subsidiaries may sell or otherwise dispose of Cash and Cash Equivalents for fair value or in the ordinary course of business;

(xiii) Company and its Subsidiaries may sell or otherwise dispose of specific items of equipment so long as the purpose of such sale or disposition is to acquire replacement items of like-kind equipment or other equipment used or useful in the conduct of the business of Company or any of its Subsidiaries;

(xiv) leases, assignments and licenses of personal property in the ordinary course of business;

(xv) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Company and its Subsidiaries; and

(xvi) dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements.

7.8	Foreign Assets Controls.

No proceeds from any borrowing under this Agreement have been or will be used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with or related to any Sanctioned Person or Sanctioned Country in any other manner that will result in any violation or breach by any person of Sanctions Laws.

7.9	Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of Securities of Company representing 10% or more of the total voting power for the election of directors of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction (1) between Company and any of its Subsidiaries, or (2) between any of Company’s Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, (iii) indemnification payments to employees, officers or directors of Company and its Subsidiaries to the extent required by the applicable Organizational Documents or applicable law, (iv) service agreements, reimbursement of expenses or compensation arrangements with employees, officers and directors of Company and its Subsidiaries entered into in the ordinary course of business, (v) transactions pursuant to the agreements set forth on Schedule 7.9 and (vi) transactions otherwise expressly permitted by this Agreement.

7.10	[Reserved].

7.11	Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar, ancillary or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders (such consent not to be unreasonably withheld).

7.12	[Reserved].

7.13	Fiscal Year.

Company shall not change its Fiscal Year-end from December 31.

SECTION 8.	EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure to Make Payments When Due.

Failure by any Borrower to pay any installment of principal of any Loan when due, and in the currency required hereunder, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by any Borrower to pay when due any amount payable to the Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by any Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five (5) days after the date due; or

8.2	Default in Other Agreements.

(i) Failure of any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one (1) or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an aggregate principal amount of $75,000,000 or more beyond the end of any grace period provided therefor; or

(ii) breach or default by any Loan Party with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3	Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.4B(iii)(f), 2.5B, 2.5C, 6.1(i), 6.2 or Section 7 of this Agreement; or

8.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company and such Loan Party of notice from Administrative Agent or any Lender entitled to give notice of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or

(ii) Any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or its being insolvent for the purpose of any applicable law; or the Governing Body of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving, in the aggregate, at any time an amount in excess of $75,000,000, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage in writing, shall be entered or filed against Company or any other Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9	Dissolution.

Any order, judgment or decree shall be entered against Company or Co-Borrower decreeing the dissolution, liquidation or split up of Company or Co-Borrower and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	Employee Benefit Plans.

There shall occur one or more ERISA Events that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result in a Material Adverse Effect; or

8.11	Change in Control.

A Change in Control shall have occurred; or

8.12	Invalidity of Loan Documents; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) this Agreement or any Note or any material provision thereof, for any reason than the satisfaction in full or all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) the Company Guaranty, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (iii) [reserved], or (iv) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations (other than Guaranteed Hedge Obligations) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request of Requisite Lenders, by written notice to Company, (x) declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, (y) declare the obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit hereunder to be terminated, whereupon such obligations shall be terminated, and (c) require that Company Cash Collateralize the Letters of Credit (in an amount equal to the outstanding amount of all such Letters of Credit); provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase participations of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

SECTION 9.	ADMINISTRATIVE AGENT

9.1	Appointment.

A. Appointment of Administrative Agent. Citizens Bank is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender (including any Lender in its capacity as a counterparty to a Hedge Agreement or a Cash Management Agreement with Company or one of its Subsidiaries) hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Citizens Bank agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates (“Related Parties”). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

9.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of a Borrower to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence, willful misconduct or breach in bad faith. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet web site posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with the Borrowers or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.

The Lenders, in proportion to their respective Pro Rata Shares (calculated as determined under the definition of “Pro Rata Share” with the Revolving Loan Exposure of any Defaulting Lender excluded from the denominator), severally and not jointly agree to indemnify each Agent (including any sub-agent of Administrative Agent) and the Issuing Lender and their respective Affiliates and their and their respective Affiliates’ respective officers, directors, employees, agents, trustees, attorneys and professional advisors to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (which, in the case of counsel, shall be limited to one counsel, and one local counsel in each applicable jurisdiction in which Administrative Agent reasonably determines such local counsel to be necessary, for the Agents, the Issuing Lender and their respective Affiliates and their and their respective Affiliates’ respective officers, directors, employees, agents, trustees, attorneys and professional advisors, taken as a whole, and in the case of actual or perceived conflict, one additional counsel for each group subject to such conflict), including reasonable counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents or the Issuing Lender or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent, the Issuing Lender or such other Person in exercising the powers, rights and remedies of an Agent or Issuing Lender, as the case may be, or performing duties of an Agent or Issuing Lender, as the case may be, hereunder or under the other Loan Documents or otherwise in its capacity as Agent or Issuing Lender, as applicable, in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent or Issuing Lender (or any of their respective Affiliates and their and their respective Affiliates’ respective officers, directors, employees, agents, trustees, attorneys and professional advisors) resulting solely from such Person’s (or their or their respective Affiliates’ respective officers’, directors’, employees’, agents’, trustees’, attorneys’ and professional advisors’) gross negligence, willful misconduct or breach in bad faith as determined by a final and nonappealable judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent, the Issuing Lender, or any other such Person for any purpose shall, in the opinion of such Agent or the Issuing Lender, as the case may be, be insufficient or become impaired, such Agent or the Issuing Lender may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. All amounts due under this subsection 9.4 shall be payable not later than ten (10) Business Days after demand therefore.

9.5	Resignation of Agents; Successor Administrative Agent, Issuing Lender and Swing Line Lender.

A. Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent, with the written consent of Company (which consent of Company shall not be required if an Event of Default under subsection 8.1, 8.6 or 8.7 herein has occurred and is continuing), which consent shall not be unreasonably withheld, and which successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Company and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for in this subsection 9.5A. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties as to any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was an Administrative Agent under this Agreement.

B. Successor Issuing Lender and Swing Line Lender. Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Citizens Bank or its successor as Issuing Lender and Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Issuing Lender and Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit IV annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions, and (iv) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

C. Replacement of Administrative Agent.

(i) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, with the written consent of Company (which consent of Company shall not be required if an Event of Default under subsection 8.1, 8.6 or 8.7 herein has occurred and is continuing), which consent shall not be unreasonably withheld, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(ii) With effect from the Removal Effective Date (A) the removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (B) except for any indemnity payments owed to the removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the removed Administrative Agent’s removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.6	Guaranty.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Cash Management Bank and Hedge Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into, and to be the agent for and representative of Lenders under, the Guaranty, and each Lender agrees to be bound by the terms of the Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Guaranty or (ii) release any Cash Collateral (except as otherwise permitted or required pursuant to the terms of this Agreement), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders (other than Defaulting Lenders)); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to release any Lien on Cash Collateral (1) upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the Issuing Lender and, to the extent a Lender is obligated under such Letter of Credit, such Lender shall have been made) or (2) to which Requisite Lenders have otherwise consented or ratified in writing.

9.7	Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to any Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Each Lender will execute, acknowledge and deliver upon demand any other instruments, in form and substance reasonably acceptable to the Administrative Agent, that the Administrative Agent reasonably requires in order to carry out the provisions of this Section 9.8.

9.9	Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements.

No Cash Management Bank or Hedge Counterparty that obtains the benefit of the provisions of Section 9, the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, Administrative Agent shall only be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements to the extent Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Hedge Counterparty, as the case may be.

9.10	Exculpatory Provisions.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Company or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsection 10.6 and Section 8) or (B) in the absence of its own gross negligence, willful misconduct or breach in bad faith. Administrative Agent shall be deemed not to have knowledge of any Potential Event of Default unless and until notice describing such Potential Event of Default is given to Administrative Agent by a Borrower, a Lender or the Issuing Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.11	Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.	MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). No Loan Party’s rights or obligations hereunder or under any other Loan Document nor any interest therein may be assigned or delegated by such Loan Party without the prior written consent of all Lenders (other than Defaulting Lenders) (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan

Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall (I) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (II) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments to two or more Affiliated Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, (d), except in the case of an assignment to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender, each of (I) Administrative Agent and (II) if no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, Company, shall have consented thereto, (e) solely in the case of assignments of all or any portion of a Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, Swing Line Lender and Issuing Lender shall have consented thereto (which consents shall not be unreasonably withheld or delayed) and (f) in the case of an assignment to an Approved Fund of a Lender, if no Event of Default under subsection 8.1, 8.6 or 8.7 has occurred and is continuing, promptly following such assignment, Company shall have received notice thereof from Administrative Agent, which such notice shall be delivered promptly upon the execution of an Assignment Agreement clearly identifying the assignment to an Approved Fund.

No such assignment shall be made (A) to a Borrower or any of such Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, or (D) to any Person that, through its applicable lending office, is not capable of lending the applicable Alternative Currencies to the relevant Borrower without the imposition of any additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Funding and Payment Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of additional Indemnified Taxes.

Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of, and shall become, a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit III annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Company and Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii)

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has been delivered to Company unless such consent is expressly refused by Company prior to such tenth Business Day.

(iv) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (ii) Granting Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the other Lenders towards such Granting Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Granting Lender, which shall remain the holder of the Obligations in the Register. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC consistent with the terms of this Agreement. This subsection 10.1B(iv) may not be amended without the written consent of the SPC. Each Granting Lender shall, acting for this purpose as an agent of Company, maintain at one of its offices a register substantially similar to the Register for the recordation of the names and addresses of its assignees and the amount and terms of its assignments pursuant to this subsection 10.1(B)(iv) and no such assignment shall be effective until and unless it is recorded in such register.

C. Participations. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person, a Defaulting Lender, Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) an increase in the Commitment allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. No Participant shall be entitled to the benefits of subsection 2.7 unless (i) Company is notified of the participation sold to such Participant, (ii) such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender and (iii) such Participant and its respective participation are recorded in the Register in accordance with subsection 2.1D as though such Participant were a Lender.

D. Pledges and Assignments. Any Lender may without the consent of Administrative Agent or Company at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.18.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

G. Resignation as Issuing Lender or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citizens Bank assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to subsections 10.1A and 10.1B above, Citizens Bank may, (i) upon 30 days’ notice to Company and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to Company, resign as Swing Line Lender. In the event of any such resignation as Issuing Lender or Swing Line Lender, Company shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by Company to appoint any such successor shall affect the resignation of Citizens Bank as Issuing Lender or Swing Line Lender, as the case may be. If Citizens Bank resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Usage with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations pursuant to subsection 3.3). If Citizens Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to subsection 2.1A(iii). Upon the appointment of a successor Issuing Lender and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Line Lender, as the case may be, and (b) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citizens Bank to effectively assume the obligations of Citizens Bank with respect to such Letters of Credit.

10.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree (subject to the provisions of subsection 10.24) to pay promptly (i) all reasonable and documented out-of-pocket costs and expenses of negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable costs and expenses of furnishing all opinions by counsel for the Borrowers (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of the Borrowers’ performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Administrative Agent (excluding allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrowers; (iv) [reserved]; (v) all reasonable and documented out-of-pocket costs and expenses of obtaining and reviewing any appraisals and any environmental audits or reports; (vi) [reserved]; (vii) all other reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent and its Affiliates in connection with the syndication of the Commitments; (viii) all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to evaluate or assess any Loan Party, its business or financial condition; (ix) all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and any Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (x) all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; provided, that, with respect to the fees and expenses of counsel pursuant to clauses (i) through (x) above, Borrowers shall only be required to reimburse the reasonable and documented out-of-pocket fees and expenses of (A) one counsel for the Agents, Issuing Lender, Lenders, and any of their Affiliates taken as a whole, (B) one local counsel in each applicable jurisdiction in which Administrative Agent reasonably determines such local counsel to be necessary for the Agents, Issuing Lender, Lenders and any of their Affiliates, taken as a whole, and (C) that solely in the case of clause (ix) above, to the extent there is an actual or perceived conflict among the Agents, Issuing Lender, Lenders or any of their Affiliates, one additional counsel for each affected conflicted group. Upon the written request of any Borrower, the party requesting reimbursement pursuant to this subsection 10.2 shall provide the applicable Borrower with documentation which in good faith supports such reimbursement request.

10.3	Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents (and any sub-agents of Administrative Agent) and Lenders (including Issuing Lenders), and partners, officers, directors, employees, agents, trustees and advisors of Agents, Lenders and Affiliates of Agents and Lenders (and the partners, officers, directors, employees, agents, trustees and advisors of such Affiliates) (each, an “Indemnitee” and collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Borrower shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence, willful misconduct of or breach in bad faith by such Indemnitee, or such Indemnitee’s, partners, officers, directors, employees, agents, trustees and advisors or Affiliates, as determined by a final and nonappealable judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable and documented expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees (provided that such counsel shall be limited to (x) one counsel for all Indemnitees, (y) one firm of local counsel for all Indemnitees in each applicable jurisdiction in which Administrative Agent reasonably determines such local counsel to be necessary, and (z) in the case of an actual or perceived conflict of interest with respect to any Indemnitee, of another firm of counsel for such affected Indemnitee) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority or if the documents presented in connection with such drawing do not strictly comply with the terms of such Letter of Credit, or any enforcement of any of the Loan Documents (including the enforcement of the Guaranty)), or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries. All amounts due under this subsection 10.3 shall be payable not later than ten (10) Business Days after a written request demand therefor (together with reasonably detailed documentation supporting such request).

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

Notwithstanding the foregoing, the Co-Borrower shall not be required to indemnify any Indmenitee in respect of any Indemnified Liabilities except to the extent that such Indemnified Liabilities relate to or are attributable to the action of the Co-Borrower or any of its Subsidiaries.

10.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default and the commencement of remedies described in Section 8 each of the Lenders and their Affiliates is hereby authorized by the Borrowers at any time or from time to time, without notice to Borrowers or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender (i) to or for the credit or the account of Company against and on account of the Obligations of Company or the Co-Borrower to that Lender (or any Affiliate of that Lender) and (ii) to or for the credit or the account of Co-Borrower against and on account of the Obligations of the Co-Borrower to that Lender (or any Affiliate of that Lender), in each case, under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of subsection 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

10.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan

Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) (2) the application of Cash Collateral (and proceeds thereof) in respect of obligations relating to Letters of Credit and Swing Loan Loans (including Lender participation obligations) provided for in subsection 2.11, or (3) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsections 10.1B and 10.1C. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers.

Unless otherwise provided for in this Agreement, no amendment, modification, termination or waiver of any provision of this Agreement, of the Notes or of any other Loan Document, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a) each Lender (other than any Defaulting Lender) with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan due to such Lender, (2) postpone the scheduled final maturity date of any Loan due to such Lender, (3) postpone the date on which any principal, interest or any fees are payable due to such Lender, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E or amendment of subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) (excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee and excluding any fees specified in the Fee Letter, which may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto) due to such Lender, (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date (except as provided in subsection 3.1A), (7) extend the Revolving Loan Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; and

(b) each Lender (other than any Defaulting Lender), (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments pursuant to subsection 2.10 or approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders (other than Defaulting Lenders) or otherwise specifies the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release Company from its obligations under (x) the Company Guaranty other than upon payment in full of all Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Administrative Agent and Issuing Bank shall have been made) or (y) upon payment in full of all Loans made to the Co-Borrower and other Obligations (other than Unasserted Obligations) of the Co-Borrower and the termination of any Commitments to make Loans to the Co-Borrower (and in either case such release may be made by Administrative Agent acting alone), or (5) change in any manner or waive the provisions contained in subsection 2.4C(iii), subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 or of any other provision of this Agreement relating to rights or duties of the Issuing Lender shall be effective without the written concurrence of the Issuing Lender, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) that increases the amount of a Commitment of a Lender (or reinstates any Commitment terminated pursuant to Section 8) shall be effective without the consent of such Lender, (vi) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders (other than Defaulting Lenders) having or holding more than 50% of the Revolving Loan Exposure of all Lenders (other than Defaulting Lenders) and (vii) of subsection 10.1B(iv) shall be effective without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, modification, termination or waiver. Notwithstanding anything to the contrary herein, no Defaulting Lender other than a Voting Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of (A) the applicable Lenders other than Defaulting Lenders and (B) any applicable Voting Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Company and Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments or Incremental Revolving Loan Commitments (which may include the addition of mandatory prepayments).

10.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person, delivered by courier service and signed for against receipt thereof, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and the Issuing Lender shall not be effective until received. For the purposes hereof, (i) the contact information of Company, Administrative Agent and the Issuing Lender shall be as set forth on Schedule 10.8 or such other address as shall be designated by such Person in a written notice delivered to Administrative Agent and (ii) the contact information of each other party shall be as set forth in an administrative questionnaire delivered to Administrative Agent, or such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile document or signature.

Notwithstanding the foregoing, Company agrees that Administrative Agent may make any material delivered by Company to Administrative Agent, as well as any amendments, waivers, consents and other written information, documents, instruments and other materials relating to Company, any of their respective Subsidiaries, or any other materials or matters relating to the Loan Documents or any of the transactions contemplated hereby that Administrative Agent is required or authorized pursuant to the terms hereof or of any Loan Document to provide to Lenders (collectively, the “Communications”) available to Lenders by posting such notices on a Platform; provided, however, that any Communications that are identified in writing to Administrative Agent by Company as unauthorized for posting on a Platform and Administrative Agent will not so post such Communications. Company acknowledges that (a) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (b) a Platform is provided “as is” and “as available” and (c) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on a Platform. Administrative Agent and its Affiliates expressly disclaim with respect to a Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on such Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with such Platform other than damages resulting from gross negligence, willful misconduct or breach in bad faith. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Affiliates in connection with any Platform.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communication has been posted to a Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (1) to notify, on or before the date such Lender becomes a party to this Agreement, Administrative Agent in writing of such Lender’s email address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender) and (2) that any notice may be sent to such e-mail address.

10.9	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loans or the issuance of any Letters of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.16 and 10.17 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.11(b), 10.16, 10.17 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative; Enforcement.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with subsection 10.4 (subject to the terms of subsection 10.5), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to subsection 10.5, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

10.11	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and the Issuing Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

10.12	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or Letter of Credit or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Internet, Intralinks or similar information transmission systems in connection with the Loan Documents or the transactions contemplated thereby; provided, however, that the foregoing shall not apply to any direct or actual damages to the extent that it is determined in a final and nonappealable judgment by a court of competent jurisdiction that such damages result from the gross negligence, willful misconduct or breach in bad faith of such Indemnitee.

10.14	Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

10.15	Construction of Agreement; Nature of Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company or any of its Affiliates arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party. To the fullest extent permitted by law, Company hereby waives and releases any claims that it may have against Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER, ANY AGENT OR ANY LENDER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, EACH AGENT AND EACH LENDER, EACH FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY;

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT EACH BORROWER, EACH AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST EACH BORROWER, EACH AGENT AND EACH LENDER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.17	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. Each party hereto certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.18	Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its Affiliates and its (and its Affiliates’) directors, officers, employees, trustees and agents, including accountants, legal counsel and other advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.18, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.18 or (ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Company which source is not known by Administrative Agent, such Lender or such Affiliate to be subject to a confidentiality agreement in respect thereof or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. With the written consent of Company, which consent shall not be unreasonably withheld, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense. Any Person required to maintain the confidentiality of information as provided in this subsection 10.18 shall be considered to have complied with its obligation to do so if such Person has maintained the confidentiality of such information in compliance with applicable Laws, regulations and customary document retention policies.

Each of Administrative Agent and the Lenders acknowledges that (a) the information may include material non-public information concerning Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.19	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered, including by facsimile, shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.20	Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such currency, Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.22	USA Patriot Act.

Each Lender hereby notifies Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. Each Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

A. the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

B. the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.24	Co-Borrower Limitation of Liability.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Co-Borrower shall not have any liability with respect to any Obligations of the Company, and shall not be liable for any indemnification or reimbursement or other Obligations (i) arising under Sections 2.6D, 2.7, 10.2, 10.3 or 10.4 that relate to Loans made to the Company or Letters of Credit issued for the account of the Company or any Subsidiary (other than the Co-Borrower) or (ii) that do not directly relate to a Loan made to the Co-Borrower or an action taken directly by the Co-Borrower. Nothing contained in this Section 10.24 shall effect the guaranty by the Company of the Obligations of the Co-Borrower pursuant to the Company Guaranty.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

HEXCEL CORPORATION

By:	/s/ Wayne C. Pensky
Name:	Wayne C. Pensky
Title:	Executive Vice President and Chief Financial Officer

HEXCEL HOLDINGS LUXEMBOURG S.À R.L.

By:	/s/ Timothy John Brackin
Name:	Timothy John Brackin
Title:	Class A manager

By:	/s/ Tamas Horvath
Name:	Tamas Horvath
Title:	Class B manager

ADMINISTRATIVE AGENT AND LENDER:

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Donald A. Wright
Name:	Donald A. Wright
Title:	Senior Vice President

JOINT BOOK MANAGER AND JOINT LEAD ARRANGER :

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Donald A. Wright
Name:	Donald A. Wright
Title:	Senior Vice President

JOINT BOOK MANAGER AND JOINT LEAD ARRANGER :

WELLS FARGO SECURITIES, LLC

By:	/s/ Lindsay Offutt
Name:	Lindsay Offutt
Title:	Director

JOINT BOOK MANAGER AND JOINT LEAD ARRANGER :

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew Walters
Name:	Matthew Walters
Title:	Director

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Christopher DiBiase
Name:	Christopher DiBiase
Title:	Director

LENDERS:

Crédit Industriel et Commercial, New York Branch

By:	/s/ Edwige Sucher
Name:	Edwige Sucher
Title:	Vice President

By:	/s/ Nicolas Régent
Name:	Nicolas Régent
Title:	Vice President

LENDERS:

THE NORTHERN TRUST COMPANY

By:	/s/ Eric Siebert
Name:	Eric Siebert
Title:	SVP

LENDERS:

U.S. Bank National Association

By:	/s/ Michael E. Temnick
Name:	Michael E. Temnick
Title:	Vice President

LENDERS:

WELLS FARGO BANK, N.A.

By:	/s/ Albert M. Schenck
Name:	Albert M. Schenck
Title:	Senior Vice President

LENDERS:

Webster Bank, N.A.

By:	/s/ George G. Sims
Name:	George G. Sims
Title:	Senior Vice President

LENDERS:

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Trevor H. Williams
Name:	Trevor H. Williams
Title:	Banking Officer

LENDERS:

HSBC Bank USA, N.A.

By:	/s/ Michael Thilmany
Name:	Michael Thilmany
Title:	Corporate Director 21438

LENDERS:

Sumitomo Mitsui Banking Corporation

By:	/s/ Katsuyuki Kubo
Name:	Katsuyuki Kubo
Title:	Managing Director

LENDERS:

SunTrust Bank

By:	/s/ Johnetta Bush
Name:	Johnetta Bush
Title:	Vice President

LENDERS:

TD Bank, N.A.

By:	/s/ David Perlman
Name:	David Perlman
Title:	Senior Vice President

EXHIBIT I

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

To:	Citizens Bank, National Association, as Administrative Agent

Pursuant to that certain Credit Agreement dated as of June 9, 2016, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Hexcel Corporation, a Delaware corporation (“Company”), Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg (“Co-Borrower” and together with Company, the “Borrowers” and each a “Borrower”), the financial institutions from time to time party thereto as Lenders (“Lenders”), and Citizens Bank, National Association, as Administrative Agent (“Administrative Agent”), this represents the undersigned Borrower’s request to borrow as follows:

1.	Funding Date:

2.	Amount of loans: $

3.	Lender(s):

☐ a. Lenders, in accordance with their applicable Pro Rata Shares

☐ b. Swing Line Lender

4.	Type of Loans:

☐ a. Revolving Loans

☐ b. Swing Line Loan

5.	Currency:

6.	Interest rate option:

☐ a. Base Rate Loan(s)

☐ b. Eurocurrency Rate Loans with an initial Interest Period of                      month(s)

The proceeds of such Loans are to be:

☐ a. deposited in [Company’s][Co-Borrower’s] account at the Funding and Payment Office; or

☐ b. transferred to [Company][Co-Borrower] via wire transfer in accordance with the following instructions:

The undersigned Officer, to the best of his or her knowledge, certifies on behalf of [Company][Co-Borrower] that:

(i)	The representations and warranties contained in the Credit Agreement and the other Loan Documents (excluding the representation appearing in Section 5.4 of

I-1

the Credit Agreement) are true, correct and complete in all material respects on and as of the Funding Date to the same extent as though made on and as of the Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition; and

(ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default.

DATED:	[HEXCEL CORPORATION]
[HEXCEL HOLDINGS LUXEMBOURG S.À R.L.]

By:
Title:

I-2

EXHIBIT II

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

NOTICE OF CONVERSION/CONTINUATION

To:	Citizens Bank, National Association, as Administrative Agent

Pursuant to that certain Credit Agreement dated as of June 9, 2016, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Hexcel Corporation, a Delaware corporation (“Company”), Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg (“Co-Borrower” and together with Company, the “Borrowers” and each a “Borrower”), the financial institutions from time to time party thereto as Lenders (“Lenders”), and Citizens Bank, National Association, as Administrative Agent (“Administrative Agent”), this represents the undersigned Borrower’s request to convert or continue Loans as follows:

1. Date of conversion/continuation:

2. Amount of Loans being converted/continued: $

3. Type of Loans being converted/continued:

☐ a. Revolving Loans

4. Currency:

5. Nature of conversion/continuation:

☐ a. Conversion of Base Rate Loans to Eurocurrency Rate Loans

☐ b. Conversion of Eurocurrency Rate Loans to Base Rate Loans

☐ c. Continuation of Eurocurrency Rate Loans as such

6. If Loans are being continued as or converted to Eurocurrency Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: month(s)

II-1

In the case of a conversion to or continuation of Eurocurrency Rate Loans, the undersigned Officer, to the best of his or her knowledge, certifies on behalf of [Company][Co-Borrower] that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	[HEXCEL CORPORATION]
[HEXCEL HOLDINGS LUXEMBOURG S.À R.L.]

By:
Title:

II-2

EXHIBIT III

[FORM OF] REVOLVING NOTE

[HEXCEL CORPORATION]

[HEXCEL HOLDINGS LUXEMBOURG S.À R.L.]

June 9, 2016

FOR VALUE RECEIVED, [HEXCEL CORPORATION, a Delaware corporation (“Company”),] [HEXCEL HOLDINGS LUXEMBOURG S.À R.L., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg (“Co-Borrower”)] promises to pay to                      (“Payee”) or its registered assigns, the principal amount of all advances made by Payee to [Company] [Co-Borrower] as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

[Company][Co-Borrower] also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of June 9, 2016, by and among Company, Co-Borrower, the financial institutions from time to time party thereto as Lenders, and Citizens Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of [Company’s][Co-Borrower’s] “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

Except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments of principal and interest in respect of this Note shall be made in Dollars in Same Day Funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. All payments with respect to principal of and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency in Same Day Funds at the applicable Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent as provided in the Credit Agreement, [Company][Co-Borrower] and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of [Company][Co-Borrower] hereunder with respect to payments of principal of or interest on this Note.

III-1

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of [Company][Co-Borrower] as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF [COMPANY][CO-BORROWER] AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS NOTE INCORPORATES BY REFERENCE, AND [COMPANY][CO-BORROWER] AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.16 OF THE CREDIT AGREEMENT.

Upon the occurrence and continuation of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of [Company][Co-Borrower], which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

[Company][Co-Borrower] promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. [Company][Co-Borrower] and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind.

[Remainder of Page Intentionally Left Blank]

III-2

IN WITNESS WHEREOF, [Company][Co-Borrower] has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[HEXCEL CORPORATION]
[HEXCEL HOLDINGS LUXEMBOURG S.À R.L.]

By:
Title:

III-3

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Currency and Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

III-4

EXHIBIT IV

[FORM OF] SWING LINE NOTE

HEXCEL CORPORATION

June 9, 2016

FOR VALUE RECEIVED, HEXCEL CORPORATION, a Delaware corporation (“Company”), promises to pay to                              (“Payee”) or its registered assigns the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of June 9, 2016, by and among Company, Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, the financial institutions from time to time party thereto as Lenders, and Citizens Bank, National Association, as Administrative Agent (said Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is Company’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in Dollars in Same Day Funds in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS NOTE INCORPORATES BY REFERENCE, AND THE COMPANY AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.16 OF THE CREDIT AGREEMENT.

Upon the occurrence and continuation of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HEXCEL CORPORATION

By:
Title:

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT V

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) We are the duly elected [Insert Title] and [Insert Title] of Hexcel Corporation, a Delaware corporation (“Company”);

(2) We have reviewed the terms of that certain Credit Agreement, dated as of June 9, 2016, as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, Hexcel Holdings Luxembourg S.à r.l., the financial institutions from time to time party thereto as Lenders and Citizens Bank, National Association, as Administrative Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth below]; and

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:                                          ].

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of,             ,         pursuant to subsection 6.1(iv) of the Credit Agreement.

HEXCEL CORPORATION

By:
Title:

By:
Title:

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of             ,          and pertains to the period from             ,          to             ,         . Subsection references herein relate to subsections of the Credit Agreement.

A.	Indebtedness

1.	Indebtedness in respect of Capital Leases permitted under subsection 7.1(ii):	$
2.	Maximum permitted under subsection 7.1(ii):		$50,000,000
3.	Indebtedness of any Foreign Subsidiary permitted under subsection 7.1(xi):	€
4.	Maximum permitted under subsection 7.1(xi):		€70,000,000
5.	Indebtedness permitted under subsection 7.1(xii):	$
6.	Maximum permitted under subsection 7.1(xii):	$	[	][2]

B.	Liens

1.	Indebtedness secured by Liens permitted under subsection 7.2(xvi):	$

2.	Maximum permitted under subsection 7.2(xvi):	$	[	][3]

C.	Contingent Obligations

1.	Contingent Obligations in respect of Letters of Credit and other letters of credit permitted under subsection 7.4(i):	$
2.	Maximum permitted under subsection 7.4(i):		$10,000,000
3.	Contingent Obligations permitted under subsection 7.4(viii):	$
4.	Maximum permitted under subsection 7.4(viii):		$15,000,000

[2]	additional Indebtedness in an aggregate principal amount at the time of incurrence that, when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees) with the amount of all other outstanding Indebtedness incurred pursuant to subsection 7.1(xi), and, without duplication, the amount of all other outstanding Indebtedness of the Company and its Subsidiaries subject to a Lien permitted under subsection 7.2(xvi) (as set forth in item B.1 below), determined as of the date of such incurrence (and after giving pro forma effect to such proposed incurrence), shall not exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding such date of incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to subsection 6.1 (it being acknowledged and agreed that no Potential Event of Default or Event of Default shall be deemed to have occurred if the aggregate amount of all such outstanding Indebtedness incurred under subsection 7.1(xii), when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees) with the amount of all other outstanding Indebtedness of the Company and its Subsidiaries subject to a Lien permitted under subsection 7.2(xvi), shall at a later time exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries so long as at the time of each such incurrence under subsection 7.1(xii), each such incurrence was permitted to be made under subsection 7.1(xii)).
[3]	additional Liens securing obligations of the Company and its Subsidiaries, provided that the aggregate amount of such obligations at the time of incurrence, when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees) with the aggregate principal amount of all Indebtedness incurred pursuant to subsection 7.1(xii) (as set forth in item A.5 above), shall not exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding the date of such incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to subsection 6.1 (it being acknowledged and agreed that no Default shall be deemed to have occurred if the value of all such obligations subject to such Liens incurred under subsection 7.2(xvi), when combined (without duplication, including without duplication for, (y) in the case of Indebtedness, guarantees of Indebtedness or Liens securing such Indebtedness or any related guarantees and (z) in the case of any guarantees of any Indebtedness, the underlying Indebtedness and Liens securing such Indebtedness and guarantees), shall at a later time exceed 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries so long as at the time of each such incurrence each such incurrence was permitted to be made under subsection 7.2(xvi).

D.	Minimum Interest Coverage Ratio (for the four-Fiscal Quarter period ending , )

1.	Consolidated Net Income:	$
2.	Consolidated Interest Expense:	$
3.	Provisions for taxes based on income:	$
4.	Total depreciation expense:	$
5.	Total amortization expense:	$
6.	Other non-cash items reducing Consolidated Net Income:	$
7.	Other non-cash items increasing Consolidated Net Income:	$
8.	Consolidated EBITDA (1+2+3+4+5+6-7):	$
9.	Interest Coverage Ratio (8):(2):		:1.00
10.	Minimum ratio required under subsection 7.6A:		3.50:1.00

E.	Maximum Consolidated Leverage Ratio (as of , )

1.	Consolidated Total Debt:	$
2.	Consolidated EBITDA (D.8 above):	$
3.	Consolidated Leverage Ratio (1):(2):		:1.00
4.	Maximum ratio permitted under subsection 7.6B:		3.50:1.00

F.	Current Pricing for Revolving Loans for the Quarter[4]

1.	Applicable Eurocurrency Rate Margin based on current Consolidated Leverage Ratio (E.3 above):	%[5]
2.	Applicable Base Rate Margin based on current Consolidated Leverage Ratio (E.3 above):	%[6]

[4]	Applicable Pricing Grid:

Consolidated Leverage Ratio	Eurocurrency Rate Margin/ Letter of Credit Fee	Base Rate Margin
Greater than or equal to 3.00:1.00	1.875%	0.875%

Greater than or equal to 2.50:1.00 but less than 3.00:1.00	1.625%	0.625%

Greater than or equal to 2.00:1.00 but less than 2.50:1.00	1.375%	0.375%

Greater than or equal to 1.50:1.00 but less than 2.00:1.00	1.250%	0.250%

Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.125%	0.125%

Less than 1.00:1.00	0.875%	0.000%

[5]	From the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iv) for the fiscal quarter ending [September 30, 2016], the applicable margin is 1.250% per annum.
[6]	From the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iv) for the fiscal quarter ending [September 30, 2016], the applicable margin is 0.250% per annum.

EXHIBIT VI

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]7 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]8 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]9 hereunder are several and not joint].10 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified to the date hereof, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation the Letters of Credit, guarantees, and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[7]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[8]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[9]	Select as appropriate.
[10]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3. Borrowers: Hexcel Corporation, a Delaware corporation (“Company”), and Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg (“Co-Borrower” and together with Company, each a “Borrower”, and collectively, the “Borrowers”)

4. Administrative Agent: Citizens Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement, dated as of June 9, 2016, by and among the Borrowers, the financial institutions from time to time party thereto as Lenders and Citizens Bank, National Association, as Administrative Agent.

6. Assigned Interest[s]:

Assignor[s][11]	Assignee[s][12]	Facility Assigned[13]	Aggregate Amount of Commitment/Loans for all Lenders[14]	Amount of Commitment/ Loans Assigned[15]	Percentage Assigned of Commitment/ Loans[16]
			$	$		%
			$	$		%
			$	$		%

[7. Trade Date:                    ]17

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]18

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

[11]	List each Assignor, as appropriate.
[12]	List each Assignee, as appropriate.
[13]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment,” etc.)
[14]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[15]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[17]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[18]	Add additional signature blocks as needed.

By:
Title:

ASSIGNEE[S][19]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[19]	Add additional signature blocks as needed.

[Consented to and][20] Accepted:

CITIZENS BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:][21]

[NAME OF RELEVANT PARTY]

By:
Title:

(20)	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[21]	To be added only if the consent of the Company and/or other parties (e.g., Swing Line Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

SECTION 1. Representations and Warranties.

1.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

SECTION 3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS AGREEMENT INCORPORATES BY REFERENCE, AND THE PARTIES HEREUNDER HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SECTION 10.16 OF THE CREDIT AGREEMENT.

EXHIBIT VII

[FORM OF] FINANCIAL CONDITION CERTIFICATE

This FINANCIAL CONDITION CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement, dated as of June 9, 2016 (the “Credit Agreement”) by and among Hexcel Corporation, a Delaware corporation (“Company”), Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, the financial institutions from time to time party thereto as Lenders (“Lenders”) and Citizens Bank, National Association, as Administrative Agent (“Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Certificate is being delivered pursuant to subsection 4.1G of the Credit Agreement. The undersigned is the Chief Financial Officer of Company and hereby further certifies as of the date hereof, in his capacity as an officer of Company, and not individually, as follows:

1. I have responsibility for (a) the management of the financial affairs of Company and its Subsidiaries and the preparation of financial statements of Company and its Subsidiaries, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2. I have carefully prepared and/or reviewed the contents of this Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3. In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at December 31, 2015 and pro forma income statement projections and pro forma cash flow statement projections for each fiscal year during the term of the Credit Agreement for Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement. The pro forma balance sheet has been prepared consistent with GAAP. Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable.

4. Based upon the foregoing, and upon the best of my knowledge after due diligence, I have concluded that, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the initial funding of Loans under the Credit Agreement, Company and all of its Subsidiaries, on a consolidated basis, will be in Pro Forma Compliance with each of the initial financial covenants set forth in subsection 7.6 of the Credit Agreement as of the Closing Date, as demonstrated by the financial covenant calculations set forth on Schedule A attached hereto.

I understand that Administrative Agent and Lenders are relying on this Certificate in extending credit to Company pursuant to the Credit Agreement.

VII-1

The undersigned has executed this Certificate, in his capacity as an officer of Company and not individually, as of the [    ] day of [            ], 2016.

HEXCEL CORPORATION

Name:
Title:

VII-2

Schedule A to Financial Condition Certificate

Financial Covenant Calculations

[See attached].

VII-3

EXHIBIT VIII

[FORM OF] COMPANY GUARANTY

VIII-1

EXHIBIT IX-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

TO:	Citizens Bank, National Association, as Administrative Agent

RE:	Credit Agreement, dated as of June 9, 2016 (the “Credit Agreement”) by and among Hexcel Corporation, a Delaware corporation (“Company”), Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, the financial institutions from time to time party thereto as Lenders (“Lenders”) and Citizens Bank, National Association, as Administrative Agent (“Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

DATE:	[Date]

Pursuant to the provisions of subsection 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business [or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty].

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Delivery of this Certificate by telecopy shall be effective as an original.

,
as a Lender

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT IX-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

TO:	Citizens Bank, National Association, as Administrative Agent

RE:	Credit Agreement, dated as of June 9, 2016 (the “Credit Agreement”) by and among Hexcel Corporation, a Delaware corporation (“Company”), Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, the financial institutions from time to time party thereto as Lenders (“Lenders”) and Citizens Bank, National Association, as Administrative Agent (“Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

DATE:	[Date]

Pursuant to the provisions of subsection 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business [or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty].

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Delivery of this Certificate by telecopy shall be effective as an original.

,
as a Lender

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT IX-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

TO:	Citizens Bank, National Association, as Administrative Agent

RE:	Credit Agreement, dated as of June 9, 2016 (the “Credit Agreement”) by and among Hexcel Corporation, a Delaware corporation (“Company”), Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, the financial institutions from time to time party thereto as Lenders (“Lenders”) and Citizens Bank, National Association, as Administrative Agent (“Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

DATE:	[Date]

Pursuant to the provisions of subsection 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business [or are effectively connected but are not includible in the undersigned’s gross income for U.S. federal income tax purposes under an income tax treaty].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Delivery of this Certificate by telecopy shall be effective as an original.

,
as a Lender

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT IX-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

TO:	Citizens Bank, National Association, as Administrative Agent

RE:	Credit Agreement, dated as of June 9, 2016 (the “Credit Agreement”) by and among Hexcel Corporation, a Delaware corporation (“Company”), Hexcel Holdings Luxembourg S.à r.l., a société à responsabilité limitée duly incorporated and validly existing under the laws of the Grand-Duchy of Luxembourg, the financial institutions from time to time party thereto as Lenders (“Lenders”) and Citizens Bank, National Association, as Administrative Agent (“Administrative Agent”). Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

DATE:	[Date]

Pursuant to the provisions of subsection 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business [or are effectively connected but are not includible in the partners/members’ gross income for U.S. federal income tax purposes under an income tax treaty].

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Delivery of this Certificate by telecopy shall be effective as an original.

,
as a Lender

By:
Name:
Title:

Date:	, 20[ ]

Schedule 1.1A

CERTAIN LITIGATION

Judgments and costs of settlement (“Costs”) in connection with the following matters, to the extent, and only to the extent, that such Costs do not exceed the sum of $15 million in the aggregate after the Closing Date:

1.	Proceedings and/or claims by any of the eleven entities that opted out of the class certified in the Thomas & Thomas Rodmakers, Inc. et. al. v. Newport Adhesives and Composites, Inc., et. al., Amended and Consolidated Class Action Complaint filed October 4, 1999, United States District Court, Central District of California, Western Division, CV-99-07796-GHK (CTx); of such entities, Company entered into a tolling agreement with Hitco Carbon Composites, Inc.;

2.	Proceedings and/or claims by Cytec Industries Inc. and/or any of its affiliates that include allegations of fact or liability substantially similar or related to the allegations of fact or liability made in any of the proceedings described in clause (1) above;

3.	Any proceedinSg, investigation, notice or claim that includes allegations of fact or liability similar or related to the allegations of fact or liability substantially made in any of the proceedings described in clauses (1) and (2) above.

Schedule 1.1B

CERTAIN MATTERS

The proceedings described on Schedule 1.1A (other than the proceedings described in clause (3) thereof) are incorporated herein.

Schedule 1.1C

EXISTING LETTERS OF CREDIT

Applicant	Issue Date	Issuer	LOC#	Amount	Beneficiary	Expiry Date
Hexcel Corporation	10/1/2015	Citizens	S910713	$50,000	State of New Jersey DEP	10/1/16
Hexcel Corporation	9/30/2015	Citizens (BNP)		EUR135,000	Collector of Taxes, NL	9/30/2016
Hexcel Corporation	9/30/2015	Bank Of America		$1,555,000	Hartford Insurance	9/30/2016
Hexcel Corporation	9/30/2015	Citizens		$385,000	Zurich Insurance	9/30/2016

Schedule 2.1A

COMMITMENTS AND PRO RATA SHARES

Revolving Loan Commitments and Pro Rata Shares

Lender	Revolving Loan Commitment	Pro Rata Share
Citizens Bank, National Association	$105,000,000.00	15.000000000%
Bank of America, N.A.	$85,000,000.00	12.142857143%
Wells Fargo Bank, N.A.	$85,000,000.00	12.142857143%
Sumitomo Mitsui Banking Corporation	$67,500,000.00	9.642857143%
SunTrust Bank	$67,500,000.00	9.642857143%
TD Bank, N.A.	$67,500,000.00	9.642857143%
U.S. Bank National Association	$67,500,000.00	9.642857143%
HSBC Bank USA, National Association	$40,000,000.00	5.714285714%
Branch Banking and Trust Company	$40,000,000.00	5.714285714%
The Northern Trust Company	$25,000,000.00	3.571428571%
Crédit Industriel et Commercial, New York Branch	$25,000,000.00	3.571428571%
Webster Bank, N.A.	$25,000,000.00	3.571428571%

Total:	$700,000,000.00	100.000000000%

Schedule 4.1C

CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP

	Entity	Owner	Issued and Outstanding Shares	Owned Shares	Type of Stock
1.	ACM Holdings LLC	Hexcel Holdings SASU	EUR 7,975,106	EUR 7,975,106	Membership Interests[1]

2.	Hexcel Asia Pacific Trading Limited	Hexcel Holdings Hong Kong Limited	1,170,001	1,170,001	Ordinary Shares

3.	Hexcel-China Holdings Corp.	Hexcel Holdings Luxembourg S.à.r.l.	190,020	190,020	Ordinary Shares

4.	Hexcel Composites GmbH (Austria)	Hexcel Overseas	EUR 35,000	EUR 35,000	Share Capital[2]

5.	Hexcel Composites GmbH & Co. KG	Hexcel Holding GmbH (Austria)	EUR 36,336.42	EUR 36,263.74	N/A3
		Hexcel Composites GmbH (Austria)		EUR 72.67

6.	Hexcel Composites GmbH (Germany)	Hexcel Overseas	EUR 25,600	EUR 25,600	Registered Share Capital[4]

7.	Hexcel Composites Limited	Hexcel Europe Limited	35,592,000	35,592,000	Ordinary Shares

8.	Hexcel Composites SARLAU	Hexcel Holdings SASU	85,050	85,050	Ordinary Shares

9.	Hexcel Composites SASU	Hexcel Holdings SASU	1,035,534	1,035,534	Common

10.	Hexcel Composites Sdn. Bhd.	Hexcel Asia Pacific Trading Limited	22		Ordinary Shares

11.	Hexcel Composites, S.L.	Hexcel Holding Spain, S.L.	145,250	145,250	Common Participations

12.	Hexcel Composites S.P.R.L.	Hexcel Overseas	2,650,740	2,650,740	Common Shares

13.	Hexcel Composites S.r.l.	Hexcel Overseas	EUR 99,000	EUR 94,050	Share Capital
		Hexcel Composites Limited		EUR 4,950

[1]	Delaware limited liability company law refers to “membership interests” not shares in an LLC.
[2]	Austrian LLC law does not feature the concept of stock being subdivided into a certain number of shares but refers to a certain amount of “share capital” only.
[3]	N/A, as this is a limited partnership.
[4]	German LLC law does not differentiate between common, ordinary or preferred shares.

	Entity	Owner	Issued and Outstanding Shares	Owned Shares	Type of Stock
14.	Hexcel Europe Limited	Hexcel (UK) Limited	23,700,972	23,700,972	Ordinary Shares

15.	Hexcel Fibers SASU	1. Hexcel Holdings SASU	EUR 50,037,000 share capital	2,501,850	Common

16.	Hexcel Fibers S.L.	Hexcel Holding Spain, S.L.	443,941	443,941	Common Participations

17.	Hexcel Financing Luxembourg S.à.r.l.	2. Hexcel LLC Luxembourg SCS	5,835,000	60,000	Common
		3. Hexcel Corporation		5,775,500

18.	Hexcel Foundation	Hexcel Corporation	(n/a – not for profit foundation)

19.	Hexcel Holding GmbH	Hexcel Overseas	EUR 35,000	EUR 35,000	Share Capital

20.	Hexcel Holdings Hong Kong Limited	Hexcel Holdings SASU	157,170,001	157,170,001	Ordinary Shares

21.	Hexcel Holding Spain, S.L.	Hexcel Europe Limited	584,314	584,314	Common Participations

22.	Hexcel Holdings Luxembourg S.à.r.l.	Hexcel Reinforcements Holding Corp. Luxembourg SCS	86,887,816	86,887,816	Common

23.	Hexcel Holdings SASU	Hexcel Holdings Luxembourg S.à.r.l.	EUR 220,882,190 share capital	6,496,535	Common

24.	Hexcel Holdings (UK) Limited	Hexcel Holdings SASU	117,205,598	117,205,598	Ordinary Shares

25.	Hexcel Ireland Limited	Hexcel Holding Luxembourg S.à.r.l.	1,000,000,000	147,203,552	Ordinary Shares

26.	Hexcel Japan K.K.	Hexcel Overseas	200	200	Common

27.	Hexcel LLC	Hexcel Reinforcements Holdings Corp. Luxembourg SCS	EUR 73,698,824	EUR 73,698,824	Membership Interests[5]

28.	Hexcel LLC Luxembourg SCS	4. Hexcel Reinforcements Holding Corp. Luxembourg SCS	EUR 1,200,001	EUR 1,200,000	Limited Partner Interests
		Hexcel LLC		EUR 1	General Partner Interests[6]

[5]	Delaware limited liability company law refers to “membership interests” not shares in an LLC.
[6]	Also known as “Unlimited Partner Interests.”

	Entity	Owner	Issued and Outstanding Shares	Owned Shares	Type of Stock
29.	Hexcel Overseas[7]	Hexcel Europe Limited	5,097,350	5,097,350	Ordinary Shares

30.	Hexcel Pottsville Corporation	Hexcel Corporation	100	100	Common

31.	Hexcel Reinforcements Corp.	Hexcel Reinforcements Holding Corp.	1000	1000	Common

32.	Hexcel Reinforcements Holding Corp.	Hexcel Corporation	1000	1000	Common

33.	Hexcel Reinforcements Holding Corp. Luxembourg SCS	Hexcel Corporation	EUR 942,470,603	EUR 904,771,779	Limited Partner Interests

		Hexcel Reinforcements Holding Corp.		EUR 37,698,824	General Partner Interests[8]

34.	Hexcel Reinforcements SASU	Hexcel Holdings SASU	1,055,234	1,055,234	Common

35.	Hexcel Reinforcements UK Limited	5. Hexcel Composites Limited	882,000	882,000	Ordinary Shares

36.	Hexcel Research Limited	6. Hexcel Holdings Luxembourg S.à.r.l.	1,000	1,000	Ordinary Shares

37.	Hexcel Tianjin Asia Trading Co., Ltd.	Hexcel Holdings Hong Kong Limited	$700,000	$700,000	Registered Capital[9]

38.	Hexcel (Tianjin) Composites Material Co., Ltd.	Hexcel Holdings Hong Kong Limited	$10,000,000	$10,000,000	Registered Capital[10]

[7]	An Unlimited Liability Company.
[8]	Also known as “Unlimited Partner Interests.”
[9]	Hexcel Tianjin Asia Trading Co., Ltd is a company of limited liability, for which the PRC Company Law does not feature the concept of stock being subdivided into a certain number of shares but refers to a certain amount of “Registered Capital” only.
[10]	Hexcel (Tianjin) Composites Material Co., Ltd is a company of limited liability, for which the PRC Company Law does not feature the concept of stock being subdivided into a certain number of shares but refers to a certain amount of “Registered Capital” only.

	Entity	Owner	Issued and Outstanding Shares	Owned Shares	Type of Stock
39.	Hexcel (UK) Limited	Hexcel Holdings (UK) Limited	19,090,794 Ordinary Shares and 225,000 Redeemable Shares	19,090,794	Ordinary Shares
				225,000	Redeemable Shares

40.	Societe de Technologies Appliquees aux Materiaux SARL	7. Hexcel Composites SASU	EUR 16,000 share capital	1,000	Common

Schedule 5.1

SUBSIDIARIES OF COMPANY

	Entity	Jurisdiction	Owner	Ownership Interest
1.	ACM Holdings LLC	Delaware	Hexcel Holdings SASU	100%

2.	Hexcel Asia Pacific Trading Limited	Hong Kong	Hexcel Holdings Hong Kong Limited	100%

3.	Hexcel-China Holdings Corp.	Mauritius	Hexcel Holdings Luxembourg S.à.r.l.	100%

4.	Hexcel Composites GmbH (Austria)	Austria	Hexcel Overseas	100%

5.	Hexcel Composites GmbH & Co. KG	Austria	Hexcel Holding GmbH (Austria)	99.8%

			Hexcel Composites GmbH (Austria)	.2%

6.	Hexcel Composites GmbH (Germany)	Germany	Hexcel Overseas	100%

7.	Hexcel Composites Limited	UK	Hexcel Europe Limited	100%

8.	Hexcel Composites SARLAU	8. Morocco	9. Hexcel Holdings SASU	100%

9.	Hexcel Composites SASU	France	Hexcel Holdings SASU	100%

10.	Hexcel Composites Sdn. Bhd.	Malaysia	Hexcel Asia Pacific Trading Limited	100%

11.	Hexcel Composites, S.L.	Spain	Hexcel Holding Spain, S.L.	100%

12.	Hexcel Composites S.P.R.L.	Belgium	Hexcel Overseas	100%

13.	Hexcel Composites S.r.l.	Italy	Hexcel Overseas	95%

			Hexcel Composites Limited	5%

14.	Hexcel Europe Limited	UK	Hexcel (UK) Limited	100%

15.	Hexcel Fibers SASU	10. France	11. Hexcel Holdings SASU	100%

16.	Hexcel Fibers S.L.	Spain	Hexcel Holding Spain, S.L.	100%

17.	Hexcel Financing Luxembourg S.à.r.l.	Luxembourg	Hexcel LLC Luxembourg SCS	1.03%

			Hexcel Corporation	98.97%

18.	Hexcel Foundation	California	Hexcel Corporation	(n/a – not for profit foundation)

19.	Hexcel Holding GmbH	Austria	Hexcel Overseas	100%

20.	Hexcel Holdings Hong Kong Limited	Hong Kong	Hexcel Holdings SASU	100%

21.	Hexcel Holding Spain, S.L.	Spain	Hexcel Composites Limited	100%

22.	Hexcel Holdings Luxembourg S.à.r.l.	Luxembourg	Hexcel Reinforcements Holding Corp. Luxembourg SCS	100%

23.	Hexcel Holdings SASU	France	Hexcel Holdings Luxembourg S.à.r.l.	100%

24.	Hexcel Holdings (UK) Limited	UK	Hexcel Holdings SASU	100%

	Entity	Jurisdiction	Owner	Ownership Interest
25.	Hexcel Ireland Limited	Ireland	Hexcel Holdings Luxembourg S.à.r.l.	100%

26.	Hexcel Japan K. K.	Japan	Hexcel Overseas	100%

27.	Hexcel LLC	Delaware	Hexcel Reinforcements Holding Corp. Luxembourg SCS	100%

28.	Hexcel LLC Luxembourg SCS	Luxembourg	Hexcel Reinforcements Holdings Corp. Luxembourg SCS	99.9999%

			Hexcel LLC	0.0001%

29.	Hexcel Overseas	UK	Hexcel Europe Limited	100%

30.	Hexcel Pottsville Corporation	Delaware	Hexcel Corporation	100%

31.	Hexcel Reinforcements Corp.	Delaware	Hexcel Reinforcements Holding Corp.	100%

32.	Hexcel Reinforcements Holding Corp.	Delaware	Hexcel Corporation	100%

33.	Hexcel Reinforcements Holding Corp. Luxembourg SCS	Luxembourg	Hexcel Corporation	96%
			Hexcel Reinforcements Holding Corp.	4%

34.	Hexcel Reinforcements SASU	France	Hexcel Holdings SASU	100%

35.	Hexcel Reinforcements UK Limited	12. UK	13. Hexcel Composites Limited	100%

36.	Hexcel Research Limited	14. UK	15. Hexcel Holdings Luxembourg S.à.r.l.	100%

37.	Hexcel Tianjin Asia Trading Co., Ltd.	China	Hexcel Holdings Hong Kong Limited	100%

38.	Hexcel (Tianjin) Composites Material Co., Ltd.	China	Hexcel Holdings Hong Kong Limited	100%

39.	Hexcel (UK) Limited	UK	Hexcel Holdings (UK) Limited	100%

40.	Societe de Technologies Appliquees aux Materiaux EURL	16. France	17. Hexcel Composites SASU	100%

Schedule 5.3

FINANCIAL STATEMENTS AND INFORMATION

1.	Financial statements contained in the Annual Report on Form10K for the fiscal year ending December 31, 2015 deemed delivered through filing with the Securities & Exchange Commission.

2.	Financial statements contained in the Quarterly Report on Form 10Q for the fiscal quarters ending March 31, 2016 deemed delivered through filing with the Securities & Exchange Commission.

3.	Annual financial projections for 2016-2021 prepared by Company as posted to Intralinks by Citizens Bank on May 23, 2016 consisting of:

•	Income statement

•	Balance sheet

•	Cash flow statement

Schedule 5.11

CERTAIN EMPLOYEE BENEFIT PLANS

NONE

Schedule 7.1

CERTAIN EXISTING INDEBTEDNESS

Part I – Outstanding Indebtedness

Hexcel Entity	Amount		Description
Hexcel Composites S.P.R.L.	EUR	750,000	Overdraft (Welk) from CBC
Hexcel Composites S.A.	EUR	2,000,000	Overdraft (Dagneux) from CIC
Hexcel Reinforcements S.A.S	EUR	2,000,000	Overdraft (Les Avenieres) from CIC
Hexcel Composites (Tianjin) Co, Ltd.	USD	10,000,000	Working capital Loan Facility from HSBC-Tianjin

Intercompany Indebtedness

Borrower	Lender	Currency	Amount
Hexcel Financing Luxembourg S.à r.l.	Hexcel Corporation	USD	Demand Note up to 25,000,000.00
Hexcel Holdings Luxembourg S.à r.l.	Hexcel Financing Luxembourg S.à r.l.	EUR	1,000,000
Hexcel France SASU	Hexcel Financing Luxembourg S.à r.l.	EUR	60,000,000
Hexcel UK Ltd.	Hexcel Financing Luxembourg S.à r.l.	EUR	55,500,000
Hexcel Holdings Luxembourg S.à r.l.	Hexcel Reinforcement Holdings Luxembourg SAS	EUR	572,874,778

Part II – Capital Leases

Lessee	Lessor	Currency	Amount
Hexcel Reinforcements UK Limited	Lombard	GBP	620,000
Hexcel Reinforcements UK Limited	Lloyds Bank	GBP	146,000

Schedule 7.2

CERTAIN EXISTING LIENS

1.	Consigned inventory from Hexcel suppliers entered into in the ordinary course of business.

2.	Deposit with CBC bank of EUR 210,000 guaranteeing certain retirement obligations in Belgium.

3.	Cash deposits in favor of Cardif for the payment of retirement obligations in the amount of EUR 125,000 for Hexcel Composites SASU.

4.	Those liens listed on the attached exhibit related to UCC financing statements, fixture filings and operating leases.

5.	Un-released lien in favor of Bank of America, dated October 6, 1995, recorded in the PTO against patent 98-04-2 (US PAT 5539041), assigned to Hexcel from Fiberite, Inc. in 1997.

6.	Cash deposit in favor of BNP/Fortis for amount of EUR 3,143,622 as counter-guarantee of bank guarantees issue by BNP/Fortis on behalf of Hexcel Holding Spain before Spanish Tax Authorities.

7.	Cash deposit in favor of BNP/Fortis for amount of EUR 1,601,607 as counter-guarantee of bank guarantees issue by BNP/Fortis on behalf of Hexcel Holding Spain before Spanish Tax Authorities.

8.	Cash deposit in favor of Arztekammer fur Oberosterreich, 4010 Linz.

9.	Floating Charge over assets of Hexcel Reinforcements UK Limited in favor of Barclays Bank to secure various obligations for Credit Cards, and Customs Bond (GBP 900,000).

Exhibit to Schedule 7.2

	Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral
1.	Hexcel Corporation	Citibank, N.A.	Delaware	4171942 8	6-22-04	Accounts Receivable from United Technologies Corp. purchased by Secured Party per the terms of the Supplier Agreement between Debtor and Secured Party.

				2009 0808870 2014 1149822	3-13-09 3-24-14	Continuation Continuation

2.	Hexcel Corporation	NMHG Financial Services, Inc.	Delaware	6303315 6	8-31-06	Equipment lease

				2011 2481730 2011 2481748	6-28-11 6-28-11	Continuation Amendment (secured party change of address)

				2016 2155826	4-12-16	Amendment (secured party name changed to HYG Financial Services Inc.)

				2016 2155826	4-12-16	Continuation

3.	Hexcel Corporation	NMHG Financial Services, Inc.	Delaware	2007 4860234 2012 3788009 2012 3788017	12-26-07 10-2-12 10-2-12	Equipment lease Continuation Amendment (secured party change of address)

4.	Hexcel Corporation	Dell Financial Services L.L.C.	Delaware	2008 1320652 2013 0349721 2013 0694761	4-15-08 1-28-13 2-21-13	Equipment lease Continuation Amendment (secured party address change)

5.	Hexcel Corporation	General Electric Capital Corporation	Delaware	2009 2213079 2014 1113224 2014 1113257	7-9-09 3-21-14 3-21-14	Equipment lease Continuation Amendment (secured party address change)

6.	Hexcel Corporation	General Electric Credit Corporation of Tennessee	Delaware	2009 4123185 2014 3120086 2014 3120128	12-23-09 8-5-14 8-5-14	Equipment Continuation Amendment (secured party address change)

7.	Hexcel Corporation	Toyota Motor Credit Corporation	Delaware	2011 4429471	11-17-11	Equipment lease

	Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral
8.	Hexcel Corporation	Toyota Motor Credit Corporation	Delaware	2011 4659713	12-6-11	Equipment lease

9.	Hexcel Corporation	Toyota Motor Credit Corporation	Delaware	2012 0114605	1-10-12	Equipment lease

10.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2012 1056581	3-20-12	Equipment lease

11.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2012 3589498	9-18-12	Equipment lease

12.	Hexcel Corporation	Pure Health Solutions, Inc. and Bank of the West, Trinity Division	Delaware	2012 3638121	9-11-12	Equipment lease

13.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2012 4590388	11-29-12	Equipment lease

14.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2013 0846643	3-5-13	Equipment lease

15.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2013 1156307	3-26-13	Equipment lease

16.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2013 2625144	7-9-13	Equipment lease

17.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2013 2645753	7-10-13	Equipment lease

18.	Hexcel Corporation	Toyota Motor Credit Corporation	Delaware	2013 3326221	8-26-13	Equipment lease

19.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2013 3463511	9-5-13	Equipment lease

20.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2014 4065033	10-9-14	Equipment lease

21.	Hexcel Corporation	Wells Fargo Bank, N.A.	Delaware	2015 2546934	6-15-15	Equipment lease

22.	Hexcel Corporation	Bank of the West	Delaware	2016 0249027	1-13-16	Equipment lease

	Debtor	Secured Party	Filing Office	Filing No.	Filing Date	Collateral
23.	Hexcel Corporation	Citibank, N.A., Its Branches, Subsidiaries and Affiliates	Delaware	2016 1487329	3-11-16	Accounts Receivable owing to Debtor from The Boeing Company and its subsidiaries and affiliates to the extent purchased by Secured Party under the Supplier Agreement between Debtor and Secured Party and collections thereon and proceeds thereof.

24.	Hexcel Corporation	HYG Financial Services, Inc.	Delaware	2016 2075834	4-7-16	Equipment lease

Schedule 7.4

CERTAIN EXISTING CONTINGENT OBLIGATIONS

1.	Bank guarantee by CBC bank of payment of duties in the amount of EUR 12,500 for Hexcel Composites S.P.R.L.

2.	Bank Guaranties by BNP/Fortis for the payment of duties and VAT before customs on goods imported in the amount of EUR 765,000 for Hexcel Composites, S.L.

3.	Bank Guarantees by BNP/Fortis for obligations to Town Council of Illescas for urbanization costs in the amount of EUR 402,355 for Hexcel Fibers SL.

4.	Bank Guarantees by BNP/Fortis in favor of Natural Gas Distributor in the amount of EUR 53,700.90 for Hexcel Fibers SL.

5.	Various surety bonds for self-insurance, customs duty, or customs drawback in the amount of $500,000 with respect to Hexcel Corporation and Hexcel Reinforcements Corp.

6.	Bank Guarantees by HSBC in favor of HM Customs for the payment of duty in the amount of GBP 150,000 for Hexcel Composites Ltd.

7.	Bank Guarantees by Sparkasse in favor of Zollamt Linz Wels for the payment of import taxes in the amount of EUR 100,000 for Hexcel Composites GmbH & Co. KG.

8.	Bank Guarantees by BNP/Fortis for obligations before the Spanish Tax Authorities in the amount of EUR3,096,712.46 for Hexcel Holding Spain SL.

9.	Bank Guarantees by BNP/Fortis for obligations before the Spanish Tax Authorities in the amount of EUR 1,425.839 for Hexcel Holding Spain SL.

10.	Bank Guarantees by HSBC in favor of HM Customs for the payment of duty in the amount of GBP 100,000 for Hexcel Reinforcements UK Limited.

Schedule 7.9

CERTAIN TRANSACTIONS WITH AFFILIATES

NONE

Schedule 10.8

FUNDING AND PAYMENT OFFICE; CERTAIN ADDRESSES FOR NOTICE

BORROWERS:

Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Attention:	Wayne C. Pensky
Telephone:	(203) 352-6839
Telecopier:	(203) 358-3973
Electronic Mail: Wayne.Pensky@hexcel.com
Website Address: www.hexcel.com
U.S. Taxpayer Identification No. 94-1109521

With a copy to:

Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Attention:	Ira J. Krakower
Telephone:	(203)352-6841
Telecopier:	(203)358-3972
Electronic Mail: Ira.Krakower@hexcel.com

ADMINISTRATIVE AGENT:

Citizens Bank, National Association, as Administrative Agent
28 State Street
Boston, Massachusetts 02109
Attention:	Harriette. M. Batson, Sr. Agency Management Officer
Telephone:	617-994-7062
Fax:	855-212-7546
Email: Harriette.M.Batson@citizensbank.com

ISSUING LENDER:

Name:	Winny Wan
Company:	Citizens Bank, National Association
Title:	International Trade Spec, Officer
Address:	20 Cabot Road
Medford, MA 02155
Telephone:	781-655-4347
Facsimile:	781-655-4408
E-Mail Address: winny.wan@rbscitizens.com